Exhibit 10.2

SOURCING AND

SERVICING AGREEMENT

among

FCC INVESTMENT TRUST I

as Owner

FIRST CONSUMER CREDIT, INC.,

as Sourcer

and

FIRST CONSUMER CREDIT, INC.,

as Initial Servicer

Dated as of November 2, 2006

i

TABLE OF CONTENTS

continued

ii

TABLE OF CONTENTS

continued

SCHEDULE 1	—	REPRESENTATIONS AND WARRANTIES WITH RESPECT TO ELIGIBLE INVESTMENTS

EXHIBIT A	—	FORM OF CONFIRMATION
EXHIBIT B	—	FORM OF CONTRACTOR SALE AGREEMENT
EXHIBIT C	—	CREDIT POLICY
EXHIBIT D	—	FORM OF ELIGIBLE INVESTMENT SUMMARY
EXHIBIT E	—	FORM OF MORTGAGE CONTRACT
EXHIBIT F	—	FORM OF NON-MORTGAGE CONTRACT
EXHIBIT G	—	SERVICING POLICY
EXHIBIT H	—	MAXIMUM CUMULATIVE LOSS RATES
EXHIBIT I	—	FORM OF MONTHLY SERVICER REPORT
EXHIBIT J	—	FUNDING MECHANICS
EXHIBIT K	—	PRE-APPROVED ELIGIBLE CONTRACTORS
EXHIBIT L	—	FORM OF NON-COMPETITION AGREEMENT
EXHIBIT M	—	ORDINARY COURSE SERVICES

iii

SOURCING AND SERVICING AGREEMENT

SOURCING AND SERVICING AGREEMENT, dated as of November 2, 2006 (as the same may be amended, supplemented or otherwise modified from time to time, this “Agreement”), by and among FCC INVESTMENT TRUST I, a Delaware statutory trust (together with its successors and assigns, “Owner”), FIRST CONSUMER CREDIT, INC., a Texas corporation (in its capacity as “Sourcer” hereunder and together with its successors and permitted assigns, “Sourcer”), and FIRST CONSUMER CREDIT, INC., a Texas corporation (“Initial Servicer”).

RECITALS:

WHEREAS, Sourcer has experience and skill in the Sourcing Business (as defined below), and Servicer has experience and skill in the Servicing Business (as defined below);

WHEREAS, Owner proposes to purchase or otherwise acquire and own (either itself or through its Affiliates, as more particularly set forth in Section 4.1 below), from time to time, certain Eligible Investments (as defined below) that are sourced by Sourcer;

WHEREAS, based upon Sourcer’s experience and skill in the Sourcing Business, Owner desires to engage Sourcer to provide certain advisory and consultation services with respect to the identification, sourcing, due diligence, structuring and acquisition of Eligible Investments, and Sourcer has agreed to provide such services upon the terms and conditions hereinafter set forth; and

WHEREAS, based upon Servicer’s experience and skill in the Servicing Business, Owner desires to engage Servicer to provide certain advisory, consultation, management and disposition services with respect to the ownership, management, servicing, marking, collection and disposition of Investments, and Servicer has agreed to provide such services upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual promises herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS

Whenever used herein, the following words and phrases, unless the context otherwise requires, shall have the following meanings, applicable equally to the singular and plural nouns and verbs of any tense:

“Accepted Servicing Practices” has the meaning provided in Section 5.2.

“Affiliate” means any Person or group of Persons acting in concert in respect of the Person in question that, directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with such Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person or group of Persons, shall mean possession, directly or indirectly, through one or more intermediaries, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

“Agent’s Bank” means U.S. Bank and any other financial institution that shall act as the agent bank for any lender providing financing to the Owner.

“Agreement” has the meaning provided in the introductory paragraph hereof.

“Annualized Deliquency Rate” means the product of (i) the Default Rate and (ii) twelve (12).

“Annual Sourcing Reconciliation” means, with respect to an Investment Pool, a statement with respect to the twelve (12) month period commencing on January 1 and ending on December 31 of the prior year, prepared by Sourcer and setting forth, (i) the aggregate Outstanding Balance of the Investments in such Investment Pool that were purchased or otherwise acquired by Owner during such period (calculated with reference to the Outstanding Balance of each such Investment at the time that such Investment was purchased or otherwise acquired by Owner), (ii) the aggregate Sourcing Fees paid with respect to the Investments in such Investment Pool, (iii) the aggregate Sourcing Expenses incurred by Sourcer with respect to the Investments in such Investment Pool and (iv) such other information relating to the sourcing and purchase of the Investments in such Investment Pool as Owner shall reasonably request in order to properly reconcile the Sourcing Fees and Sourcing Costs with respect to such Investment Pool.

“Audit Report” has the meaning provided in Section 9.2(c).

“Available Cash Proceeds” means, with respect to an Investment Pool, all Cash Proceeds of such Investment Pool at any particular time available for distribution after Owner makes reasonable provision for (a) payment of all operating expenses of such Investment Pool as of such time and (b) payment of all outstanding and unpaid current obligations relating to such Investment Pool as of such time.

“Backup Servicer” means Lyon Financial Services, Inc. (d/b/a U.S. Bank Portfolio Services) and any other successor Backup Servicer appointed by Owner.

“Bankruptcy Code” means Title 11, United States Code, 11 U.S.C.(S)(S) 101 et seq., as amended.

“Bankruptcy Event” means, with respect to a Person, the occurrence of any one of the following: (a) a case or other proceeding shall be commenced, without the application or consent of such Person, in any court, seeking the liquidation, reorganization, debt arrangement, dissolution, winding up, or composition or readjustment of debts of such Person, the appointment of a trustee, receiver, custodian, liquidator, assignee, sequestrator or the like for such Person or all or substantially all of its assets, or any similar action with respect to such Person under any law relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debts, and such case or proceeding shall continue undismissed, or unstayed and in effect, for a period of sixty (60) consecutive days; or an order for relief in respect of such Person shall be entered in an involuntary case under the federal bankruptcy laws or other similar laws now or hereafter in effect; or (b) such Person shall commence a voluntary case or other proceeding under any applicable bankruptcy, insolvency, reorganization, debt arrangement, dissolution or other similar law now or hereafter in effect, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) for such Person or for any substantial part of its property, or shall make any general assignment for the benefit of creditors, or shall fail to, or admit in writing its inability to, pay its debts generally as they become due, or, if a corporation or similar entity, its board of directors or members shall vote to implement any of the foregoing.

“Business Day” means any day other than (i) a Saturday or Sunday or (ii) a day on which banking institutions in New York City are authorized or obligated by law to be closed.

“Cash Proceeds” means all cash funds generated by an Investment or an Investment Pool from payments, operations, refinancings and other loans, asset sales and other dispositions or other sources, including, without limitation, all Scheduled Payments, all prepayments, all overdue payments, all Guaranty Amounts, all Insurance Proceeds, all Obligor Charges, all Recoveries, all Liquidation Proceeds and all other payments received with respect to the Contract related to an Investment, all cash receipts and proceeds in respect of the Other Property or Related Security (including, without limitation, the Collateral) related to such Investment and collections thereof, (including, without limitation, collections constituting an account or general intangible or evidenced by a note, instrument, security, contract, security agreement, chattel paper or other evidence of indebtedness or security, whatever is received upon the sale, exchange, collection or other disposition of, or any indemnity, warranty or guaranty payable in respect of, the foregoing and all “proceeds,” as defined in Section 9-102 of the UCC as in effect in the state of New York, of the foregoing), and all amounts paid under or in connection with any hedging arrangements with respect to such Investment.

“Collateral” means, with respect to an Investment, all property serving as collateral for the obligations of the Obligor under the related Contract including, (i) with respect to Mortgage Contracts, the Mortgaged Property (including without limitation, all buildings, fixtures and improvements thereon and all additions, alterations and replacements made at any time with respect thereto) and (ii) with respect to any Non-Mortgage Contract which provides that the property purchased pursuant to such Non-Mortgage Contract shall serve as collateral for the obligations of the Obligor thereunder, the property purchased pursuant to such Non-Mortgage Contract.

“Collection Account” has the meaning provided in Section 7.3.

“Completion Certificate” means a certificate, executed in accordance with the Credit Policy, with respect to which the Obligor and the Contractor related to the applicable Investment certify, among other things, that the related home improvement has been fully completed to such Obligor’s satisfaction.

“Computer Tape or Listing” means the computer tape or listing (whether in electronic form or otherwise) generated by the Servicer on behalf of Owner which provides information relating to the Investments.

“Confidential Information” means any information acquired by a party to this Agreement from any other party and related to the transactions contemplated by this Agreement or such other party (including, without limitation, information pertaining or relating to (1) the business and affairs of such other party, (2) any Investments or Eligible Investments or (3) any other matter relating to the transactions contemplated by this Agreement), other than information that (i) is already available through publicly accessible sources of information (other than as a result of disclosure by such party), (ii) was available to such party on a non-confidential basis prior to its disclosure to such party by the other party or (iii) becomes available to such party on a non-confidential basis from a third party (provided that such third party is not known by such party to be bound by another confidentiality agreement with the other party).

“Confirmation” means a confirmation executed by Owner and Sourcer in the form of Exhibit A hereto specifying (i) the applicable Investment or Investments, (ii) the Investment Pool to which such Investment or Investments are allocated, (iii) the Initial Value of such Investment or Investments and (v) the Effective Date of such Investment or Investments.

“Controlled Account” has the meaning provided in Section 7.3.

“Contract” means a Mortgage Contract, a Non-Mortgage Contract or any other form of retail installment contract (including Promotional Contracts).

“Contractor” means the Person that enters into a Contract with an Obligor to provide the home improvement services specified therein.

“Contractor Sale Agreement” means a “Continuous Buy-Sell Agreement” in substantially the form attached hereto as Exhibit B (which form has been approved by Owner), entered into by Sourcer with an Eligible Contractor that has been approved by Owner or that Owner has been deemed to have approved, as applicable, pursuant to clause (iv) of Section 3.3, whereby Sourcer has agreed to advance the Initial Value of an Eligible Investment to such Eligible Contractor, for the benefit of the Owner, in accordance with Section 3.4 below and the other terms and conditions of this Agreement, together with all schedules, supplements and amendments thereto and each other document and instrument related thereto.

“Credit Policy” means the “Underwriting Guidelines” of Sourcer attached hereto as Exhibit C, as the same may be amended, supplemented or otherwise modified from time to time (subject to compliance with Section 3.3).

“Cumulative Loss Rate” means, with respect to a particular Investment Pool, a fraction, the numerator of which is (i) the aggregate Outstanding Balance of all Investments within such Investment Pool that have become more than one hundred twenty (120) days delinquent at the time of calculation less (ii) any Recoveries associated with such Investments, and the denominator of which is the aggregate Original Balance of all Investments within such Investment Pool.

“Curable Event of Default” means, with respect to a party to this Agreement, (A) a failure by such party to perform or observe any term, covenant or agreement contained in this Agreement or in any document delivered in connection herewith in any material respect and/or (B) any representation or warranty made or deemed to be made by such party (or any of its officers) under or in connection with this Agreement (or any document, report or other information delivered pursuant hereto) shall prove to be false or incorrect in any material respect.

“Custodial Agreement” means that certain Custodial and Collateral Agency Agreement, dated as of the date hereof, among the Owner, U.S. Bank, as Custodian, FCC, individually and as Servicer, and the Agent party thereto.

“Custodian” means U.S. Bank, in its capacity as custodian under the Custodial Agreement, or such other financial institution as the Owner may from time to time designate to replace U.S. Bank (following a resignation or removal of U.S. Bank in accordance with the terms of the Custodial Agreement) as custodian hereunder to hold certain documents contained in the Investment Files and perform other customary services of a custodian.

“Defaulted Investment” means, an Investment if, as of any time of determination, any payment obligation under the terms of the related Contract (including, without limitation, any Scheduled Payment or any portion thereof) has remained unpaid for more than ninety (90) days after the due date therefor set forth in such Contract.

“Defaulting Party” means, with respect to any Event of Default, the party to this Agreement that has committed such Event of Default.

“Default Rate” means, at the time of calculation, for the preceding three (3) months, the rolling average of a fraction with respect to each such month, the numerator of which is the aggregate Outstanding Balance of all Investments that became more than ninety (90) days delinquent during such month, and the denominator of which is the Original Balance, as of the last day of such month, of all Investments that have been originated.

“Disposition Expenses” means all customary, reasonable and necessary out-of-pocket third party costs and expenses incurred by Servicer in connection with the repossession and disposition of any Collateral.

“Effective Date” means, with respect to each Investment, the date on which such Investment is purchased or otherwise acquired by Owner.

“Eligible Contractor” means any Contractor which (i) (A) is a wholly owned subsidiary of USHS, (B) is fully-licensed by all applicable authorities to perform the services contemplated under any Contract, and is otherwise in good standing with such authorities and (C) complies in all respects with any and all requirements set forth in the Credit Policy and any other policies of Sourcer, (ii) is an Eligible Third-Party Contractor or (iii) is a Pre-Approved Eligible Contractor.

“Eligible Investments” means Contracts sourced by Sourcer pursuant to a Contractor Sale Agreement that is in full force and effect and the rights to all payments from an Obligor thereunder (including, without limitation, any right to the payment with respect to (i) Scheduled Payments, (ii) any prepayments or overdue payments made with respect to such Scheduled

Payments, (iii) any Guaranty Amounts, (iv) any Insurance Proceeds, (v) any Obligor Charges and (vi) any Recoveries), together with any other related or similar investments from time to time identified by Sourcer (provided that the types of such other related or similar investment have been approved by Owner).

“Eligible Investment Summary” means, with respect to each proposed Eligible Investment or group of Eligible Investments, (i) a summary of the economic and non-economic details regarding such proposed Eligible Investment or Eligible Investments, in the form of Exhibit D or such other form as Owner shall approve from time to time in writing and (ii) an Officer’s Certificate certifying that (A) the proposed Eligible Investment or Eligible Investments comply in all respects with the Credit Policy (or disclosing any non-compliance) and (B) with respect to such proposed Eligible Investment or Eligible Investments, each of the representations and warranties set forth on Schedule 1 is true and correct as of the date of such Officer’s Certificate and will be true and correct upon and following Owner’s purchase of the proposed Eligible Investment or Eligible Investments (or disclosing any exceptions to such representations and warranties).

“Eligible Third-Party Contractor” means a Contractor that is a party to a Contractor Sale Agreement with respect to the Purchased Receivables and, from and after the date hereof, any other Contractor which (i) is not wholly owned by USHS, (ii) is licensed by all applicable state authorities to perform the services contemplated under any Contract and is otherwise in good standing with such authorities, (iii) complies in all respects with any and all requirements set forth in the Credit Policy and any other policies of Sourcer and (iv) is, as of the date of determination of its status as an Eligible Third-Party Contractor, included on the most recent Eligible Third-Party Contractor List.

“Eligible Third-Party Contractor List” means a list of all Contractors identified by Sourcer as Eligible Third-Party Contractors and that satisfy the requirements of clauses (i) through (iii) in the definition of “Eligible Third-Party Contractor.”

“Event of Default” means a Sourcer Event of Default, a Servicer Event of Default or an Owner Event of Default, as applicable.

“Excess Sourcing Fees” means, with respect to any Investment Year, the excess, if any, of (i) the Sourcing Fees paid by Owner to Sourcer during such Investment Year over (ii) the sum of (A) the Sourcing Costs for such Investment Year and (B) $100,000.

“Exclusion Notice” has the meaning provided in Section 3.1(c).

“Expiration Date” has the meaning provided in Article II.

“Fair Value” means, with respect to any asset (including any Investment) or liability, the fair market value of such asset or liability, as reasonably determined by Owner.

“FCC” means First Consumer Credit, Inc., a Texas corporation, in its capacity as Sourcer and/or Servicer, as the case may be.

“Funding Mechanics” means the “Funding Mechanics” attached hereto as Exhibit J, as the same may be amended, supplemented or otherwise modified from time to time (subject to compliance with Section 3.3).

“Government Entity” means the United States, any state, any political subdivision of a state and any agency or instrumentality of the United States or any state or political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guaranty Amounts” means any and all amounts paid by any guarantor with respect to a Contract.

“Indemnifying Party” has the meaning provided in Section 11.4.

“Indemnitee” shall mean an Owner Indemnitee, a Sourcer Indemnitee or a Servicer Indemnitee, as applicable.

“Initial Servicer” has the meaning provided in the introductory paragraph hereof.

“Initial Value” means, with respect to an Investment, the purchase price thereof. The Initial Value of each Investment shall be stated on the Confirmation relating thereto.

“Insurance Proceeds” means, the proceeds of any insurance policies maintained by an Obligor or a Contractor with respect to an Investment.

“Internal Rate of Return” means the annual rate, compounded monthly, at which the net present value on the date of calculation, of all distributions, from all sources (including, without limitation, all distributions pursuant to Section 8.3(a)) with respect to an Investment Pool (discounted at such annual rate from the month such distributions are made), is equal to the net present value, as of the date of the first funding of amounts attributable to an Investment Pool, of the capital invested by the applicable party in the Investment Pool (discounted at such annual rate from the month such capital investments were made by such party).

“Investment” means any Eligible Investment that is actually purchased or otherwise acquired by Owner (or an Affiliate of Owner in accordance with Section 4.1), including, as of the date of this Agreement, the Purchased Receivables, provided that, if any Investment is the subject of a Sourcer Purchase Event and is purchased by Sourcer pursuant to Section 4.4 below, such Investment shall cease to be an Investment for purposes of this Agreement upon the date that such Investment is transferred to Sourcer.

“Investment Documents” means, with respect to each Investment, the Contract, the Contractor Sale Agreement, any insurance policies and all other agreements, documents, certificates and other instruments evidencing, securing and/or guarantying such Investment.

“Investment File” means, with respect to each Investment, a file containing each of the following items:

(a) if such Investment is related to a Non-Mortgage Contract:

(i) an executed copy of the commitment letter issued by Sourcer to the applicable Contactor relating to such Non-Mortgage Contract;

(ii) the sole original, executed copy of the related Non-Mortgage Contract, including any amendments, extensions, modifications or waivers with respect thereto) with original assignments of such Contract showing a complete chain of assignments from the applicable Contractor to Owner;

(iii) an executed copy of the Completion Certificate related to such Non-Mortgage Contract;

(iv) a copy of the original credit application of the Obligor related to such Contract; and

(v) true and complete copies of all other agreements, documents, any insurance policies and instruments evidencing, securing or guarantying, or required by applicable law with respect to, such Non-Mortgage Contract, as determined from time to time by Owner, upon prior written notice to Sourcer and Servicer.

(b) if such Investment is related to a Mortgage Contract:

(i) an executed copy of the commitment letter issued by Sourcer to the applicable Contactor relating to such Mortgage Contract;

(ii) the sole original, executed copy of the related Mortgage Contract including any amendments, extensions, modifications or waivers with respect thereto) with original assignments of such Contract showing a complete chain of assignments from the applicable Contractor to Owner;

(iii) a copy of the Mortgage related to such Mortgage Contract (together with evidence of transmittal of such Mortgage to the appropriate recording office, evidence that all related mortgage taxes have been paid and, promptly after receipt thereof by Servicer and, in any case, within three hundred sixty-five (365) days of the date of such Mortgage Contract, evidence, in form satisfactory to the Owner, of recordation of such Mortgage at the appropriate recording office) and original assignments of such Mortgage showing a complete chain of assignments of such Mortgage from origination to Owner (in each case, together with evidence of transmittal of such assignments of mortgage to the appropriate recording office, evidence that all related mortgage tax has been paid and, promptly after receipt thereof by Servicer and, in any case, within three hundred sixty-five (365) of the purchase by Owner of such Mortgage Contract hereunder, evidence, in form satisfactory to Owner, of recordation of such assignments of mortgage at the appropriate recording office);

(iv) a copy of the title report related to the Collateral related to such Mortgage Contract;

(v) a copy of the original credit application of the Obligor related to such Contract; and

(vi) true and complete copies of all other agreements, documents, any insurance policies and instruments evidencing, securing or guarantying, or required by applicable law with respect to, such Mortgage Contract, as determined from time to time by Owner, upon prior written notice to Sourcer and Servicer.

“Investment Pool” means all Investments purchased or otherwise acquired by Owner in a particular Investment Year pursuant to the terms of this Agreement.

“Investment Pool Shortfall” means, with respect to any Realized Investment Pool, on the date of determination, the excess of (i) the aggregate of the amounts calculated pursuant to clauses (1), (2) and (3) of the definition of “Preferred Return Threshold Amount” with respect to such Investment Pool, over (ii) the Available Cash Proceeds that have been distributed from such Investment Pool. An Investment Pool Shortfall for a particular Investment Pool shall be reduced as such Investment Pool Shortfall amounts are recouped by Owner, but only to the extent that amounts equal to such recouped amounts would have otherwise been paid to the Sourcer as a Performance Fee with respect to one or more different Investment Pools. Investment Pool Shortfalls shall be deemed to be recouped in the order in which they were incurred, and the oldest existing Investment Pool Shortfall must be recouped in full before the next oldest Investment Pool Shortfall can be recouped.

“Investment Year” means the twelve (12) month period ending on December 31 of each year that this Agreement is in full force and effect, except that the first Investment Year shall be the period from the date of this Agreement until December 31, 2006 (i.e., the 2006 Investment Year).

“Lender Perfection Costs” has the meaning provided in Section 5.3(a)(iv).

“LIBOR” means, for any LIBOR Business Day, the one-month rate per annum at which deposits in Dollars are offered in the London interbank market on such LIBOR Business Day and which appear on the Telerate British Bankers Association Interest Settlement Rates Page 3750 as of 11:00 A.M. (London time); provided that, if there shall no longer exist a Telerate British Bankers Assoc. Interest Settlement Rates Page, the term “London Interbank Offered Rate” shall mean, the Reference Rate with respect thereto.

“LIBOR Business Day” means any Business Day on which commercial banks are open for international business (including, without limitation, dealings in Dollar deposits) in London.

“Liquidation Proceeds” means, with respect to an Investment as to which the related Collateral has been foreclosed upon by Servicer (at the direction of Owner or any third party holding a lien on the applicable Collateral that is superior to the lien of Owner in such Collateral), all amounts realized with respect to such Investment (including Insurance Proceeds) net of amounts that are required to be refunded to the Obligor on such Investment.

“Lockbox” has the meaning provided in Section 7.3.

“Lockbox Account” has the meaning provided in Section 7.3.

“Lockbox Bank” has the meaning provided in Section 7.3.

“Management Fees” means, with respect to an Investment Pool, an amount equal to one-twelfth (1/12) of the product of (i) the aggregate Outstanding Balance of all Investments within such Investment Pool as of the first calendar day of the month in which the calculation of Management Fees is made, multiplied by (ii) 0.015, and, if Sourcer is the Servicer, multiplied by (iii) the Sourcer Fee Multiplier.

“Master Participation Agreement” that certain Master Participation Agreement, dated as of the date hereof, by and between Sourcer and the applicable Affiliate of Owner.

“Monthly Fees” means, collectively, the Performance Fees due to Sourcer (if applicable) and the Management Fees due to Servicer.

“Mortgage” means any mortgage, deed of trust or other instrument creating a first, second or other lien on a fee simple estate in the Mortgaged Property securing a Mortgage Contract.

“Mortgage Contract” means a retail installment contract substantially in the form attached hereto as Exhibit E (which form has been approved by Owner) between a Contractor and an obligor which (i) evidences the obligations of an obligor to pay for the home improvements sold and/or installed by a Contractor and (ii) is secured by a Mortgage on the related Mortgaged Property, together with all schedules, supplements and amendments thereto and each other document and instrument related thereto.

“Mortgaged Property” means the Property which is subject to a Mortgage (including, without limitation, all buildings, improvements and fixtures thereon and all additions, alterations and replacements made at any time with respect to the foregoing) securing a Mortgage Contract.

“Non-Defaulting Party” means, with respect to any Event of Default, the parties to this Agreement other than the Defaulting Party.

“Non-Mortgage Contract” means a retail installment contract substantially in the form attached hereto as Exhibit F (which form has been approved by Owner) between a Contractor and an obligor which is not secured by a Mortgage and evidences the obligations of such obligor to pay for the home improvements sold and/or installed by a Contractor together with all schedules, supplements and amendments thereto and each other document and instrument related thereto.

“Obligor” means, with respect to an Investment, each Person obligated to make payments under the Contract with respect to such Investment.

“Obligor Charges” means the all late payment charges any other incidental charges or fees received from an Obligor, including, but not limited to, late fees, collection fees and bounced check charges.

“Offer Period” has the meaning provided in Section 15.12(d).

“Officer’s Certificate” means a certificate signed by the president, the secretary, the chief financial officer or any vice president of Sourcer.

“Ordinary Course Services” means any of the services set forth on Exhibit M, as such exhibit may be amended from time to time with the prior written consent of Owner.

“Organization” means any corporation, partnership, joint venture or enterprise, limited liability company, unincorporated association, trust or other entity or organization, and shall include the successor (by merger or otherwise) of any entity or organization.

“Original Balance” means, with respect any Investment, the Outstanding Balance related thereto on the date that the Contract related to such Investment became effective.

“Other Property” means, with respect to any Investment, all of Owner’s right, title and interest in, to and under (i) all monies at any time received or receivable with respect to such Investment, (ii) any and all agreements, documents, certificates and instruments evidencing the security interest or other interest of Owner and/or a Contractor in and to the related Collateral, including, without limitation, the related Contractor Sale Agreement and, if applicable, Mortgage, (iii) the security interest in the Collateral related to such Investment granted by the related Obligor to the Contractor under the related Contract and assigned by the Contractor to Owner, (iv) all insurance policies and title insurance policies (and any proceeds therefrom) relating to such Investment, including rebates of premiums not otherwise due to an Obligor, (v) the related Contract and all other items required to be contained in the related Investment File and any and all other documents or electronic records relating to such Investment, the related Collateral or the related Obligor, (vi) the right to receive future Liquidation Proceeds pursuant to the liquidation of such Investment, and (vii) all present and future rights, claims, demands, causes and chooses in action in respect of any or all of the foregoing and all payments on or under and all proceeds and investments of any kind and nature in respect of any of the foregoing.

“Outstanding Balance” means, with respect to any Investment and the related Contract, as of any date of determination, the “Amount Financed” set forth in such Contract less any payments made by the Obligor under such Contract which have been applied as principal payments to reduce the “Amount Financed”.

“Owner” has the meaning provided in the introductory paragraph hereof.

“Owner Event of Default” means (i) a Curable Event of Default on the part of Owner and/or (ii) a Bankruptcy Event with respect to Owner.

“Owner Expenses” means all expenses (third-party or otherwise) actually incurred and paid by, or on behalf of, Owner with respect to any Eligible Investments and/or the Investments in any Investment Pool, including expenses incurred with respect to the acquisition, closing, hedging, collection and disposition of Investments, travel, legal and other professional fees, the Disposition Expenses, the Service Provider Fees, the Sourcing Fees and the Management Fees.

“Owner Indemnitees” has the meaning provided in Section 11.1.

“Owner Losses” has the meaning provided in Section 11.1.

“Owner Notice” means a notice delivered from to time by Owner to Sourcer and Servicer setting forth (i) the designated representatives of Owner and/or (ii) the notice information for Owner, or, in either case, any changes thereto from any prior Owner Notice delivered by Owner.

“Owner Participant” means the owner participant under the Owner Trust Agreement.

“Owner Perfection Costs” has the meaning provided in Section 5.3(a)(iii).

“Owner Trust Agreement” means that certain Trust Agreement establishing and governing Owner, as the same may be amended, supplemented or otherwise modified from time to time.

“Owner Trustee” means U.S. Bank Trust National Association, as trustee under the Owner Trust Agreement, and any successor trustee under the Owner Trust Agreement.

“Performance Fees” means, with respect to an Investment Pool, all amounts paid to Sourcer pursuant to Section 8.3(a)(6).

“Person” means any individual, Organization or government or any agency or political subdivision thereof.

“Pre-Approved Eligible Contractor” means each Eligible Contractor set forth on Exhibit K.

“Preferred Return Rate” means a per annum rate of return (compounded monthly) equal to the greater of (i) eight percent (8%) or (ii) LIBOR plus three and one-half percent (3.5%). The Preferred Return Rate applicable for each month shall be calculated monthly as of the Preferred Return Rate Determination Date.

“Preferred Return Rate Determination Date” means the date of this Agreement and, thereafter, the first LIBOR Business Day of each calendar month during the term of this Agreement.

“Preferred Return Threshold Amount” means, with respect to an Investment Pool, an amount equal to the sum of (1) all Owner Expenses, plus (2) the Initial Value of all Investments in such Investment Pool and, without duplication, all other amounts expended with respect to such Investment Pool, plus (3) an additional amount which would provide Owner with an Internal Rate of Return equal to the Preferred Return Rate on the amount calculated pursuant to the foregoing clauses (1) and (2), plus (4) the aggregate of all Investment Pool Shortfalls that have yet to be recouped by the Owner as of the calculation date of such Preferred Return Threshold Amount.

“Principals” shall mean (i) Murray Gross, (ii) James Borschow and (iii) any natural person who is a direct or indirect owner of more than five percent (5%) of the equity of FCC.

“Promotional Contract” shall mean a Non-Mortgage Contract, in form and substance satisfactory to Owner, which (i) has a first Scheduled Payment which is due upon either the ninetieth (90th) day or the one hundred eightieth (180th) day after the date of the completion of the home improvement described in the related Completion Certificate and (ii) provides that, if the Obligor pays all amounts due under such Non-Mortgage Contract in full prior to the date that the first Scheduled Payment is due pursuant to such Non-Mortgage Contract, no interest shall accrue or otherwise be due with respect the principal amount due pursuant to such Non-Mortgage Contract and so repaid by the Obligor.

“Property” means the underlying real property related to a Contract.

“Purchased Receivable Cumulative Loss Rate” means, with respect to each calendar year beginning with 2003, on a static pool basis, a fraction, the numerator of which is (i) the aggregate Outstanding Balance of all Purchased Receivables originated in such calendar year that have become more than one hundred twenty (120) days delinquent at the time of calculation less (ii) any recoveries associated with such Purchased Receivables, and the denominator of which is the aggregate Original Balance of all Purchased Receivables originated in such calendar year.

“Purchased Receivable Purchase Agreement” means that certain Purchase and Sale Agreement, dated as of the date hereof, among Owner, Sourcer and FCC Acceptance Corp.

“Purchased Receivables” means the receivables that have been purchased by Owner pursuant to the Purchased Receivable Purchase Agreement, a portion of which receivables secured the Revolving Receivable Facility to which Sourcer and its Affiliate were previously a party. The Purchased Receivables have been allocated to the 2006 Investment Pool.

“Realized Investment Pool” means any Investment Pool upon the earlier to occur of (i) the date on which the aggregate Fair Value then attributable to all Investments remaining in such Investment Pool is less than or equal to ten percent (10%) or less of the aggregate Initial Values of such Investments or (ii) either (A) with respect to the 2006 Investment Pool, July 1, 2010, or (B) with respect to the 2007 Investment Pool and each subsequent Investment Pool, the fifth (5th) anniversary of the expiration of the Investment Year applicable to such Investment Pool.

“Records” has the meaning provided in Section 5.3(a)(xvii).

“Recoveries” means all payments received from or on behalf of the Obligor (or any related guarantor) with respect to an Investment during the continuance of a default by such Obligor under the terms of the applicable Contract.

“Reference Rate” means the interest rate per annum reasonably determined by Owner to be the average of the rates per annum at which deposits in dollars are offered for the relevant period to major banks in the London interbank market in London, England by Owner at approximately 11:00 a.m. (GMT) on the applicable LIBOR Business Day.

“Related Security” means with respect to any Investment:

(i) any and all security interests or liens and property subject thereto from time to time securing or purporting to secure payment of such Investment;

(ii) all guarantees, indemnities, warranties, insurance policies and proceeds and premium refunds thereof and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Investment; and

(iii) all proceeds of the foregoing.

“Revolving Receivable Facility” means any revolving commercial paper warehouse facility entered into for the purpose of financing the origination or acquisition of Eligible Investments that would otherwise be the subject of this Agreement.

“Scheduled Payments” means, with respect to any Investment, the periodic payments payable under the terms of the related Contract.

“Service Provider” means each of Agent’s Bank, Backup Servicer, Custodian, the Owner Trustee and any hedge counterparty retained by Owner in respect of the Investments.

“Service Provider Fees” means the fees due to a Service Provider in respect of the services provided by such Service Provider, together with any expenses (including transition expenses) incurred by such Service Provider and to be reimbursed to such Service Provider in accordance with the applicable agreement(s) governing the services provided by such Service Provider.

“Servicer” shall mean Initial Servicer and, following a termination of the appointment of Initial Servicer (or, if a Backup Servicer becomes the servicer hereunder, such Backup Servicer), Backup Servicer, in each case, together with their respective successors and permitted assigns.

“Servicer Event of Default” means (i) a Curable Event of Default on the part of Servicer, (ii) the gross negligence, bad faith or willful misconduct of Servicer in connection with the performance of its obligations under this Agreement, (iii) the taking by Servicer of any action requiring the prior consent of Owner pursuant to this Agreement without first obtaining such prior consent if such action has caused damage or injury to Owner, as reasonably determined by Owner, (iv) the failure by Servicer to maintain the insurance and fidelity bond required pursuant to Article XII in full force and effect, with such failure remaining unremedied for thirty (30) days after the occurrence thereof, (v) a Bankruptcy Event with respect to Servicer, (vi) one or more judgments or decrees for the payment of money in an aggregate amount in excess of $500,000 shall be entered against Servicer or any of its subsidiaries and such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within sixty (60) days from the entry thereof, (vii) Servicer is ordered to pay any amount in excess of $1,000,000, or is enjoined from taking any action, in connection with any action in which Servicer is named the defendant, if such action contains allegations of fraud, intentional misrepresentation or wrongful conduct on the part of the Servicer in connection with its servicing practices or other wrongdoing that has a material adverse effect on the Servicer’s ability to perform its obligations under this Agreement and/or (viii) at any time that Servicer is also Sourcer, the occurrence of any Sourcer

Event of Default.

“Servicer Indemnitees” has the meaning provided in Section 11.3(b).

“Servicer Losses” has the meaning provided in Section 11.3(b).

“Servicing” has the meaning provided in Section 5.3.

“Servicing Business” means the Servicing of Investments.

“Servicing Policy” means the “Standard Collection Practices” of Servicer attached hereto as Exhibit G, as the same may be amended, supplemented or otherwise modified from time to time (subject to compliance with Section 6.1), provided that, if Initial Servicer is replaced as the Servicer pursuant to the terms of this Agreement, the Servicing Policy shall be the replacement servicer’s customary collection policies, subject to Owner’s approval of the same.

“Sourcer” has the meaning provided in the introductory paragraph hereof.

“Sourcer Accommodation Funding” has the meaning provided in Section 3.1(e).

“Sourcer Event of Default” means (i) a Curable Event of Default on the part of Sourcer, (ii) the gross negligence, bad faith or willful misconduct of Sourcer in connection with the performance of its obligations under this Agreement, (iii) the taking by Sourcer of any action requiring the prior consent of Owner pursuant to this Agreement without first obtaining such prior consent if such action has caused damage or injury to Owner, as reasonably determined by Owner, (iv) a Bankruptcy Event with respect to Sourcer, (v) the entry by Sourcer, USHS or any of their respective Affiliates into any Revolving Receivable Facility and/or (vi) at any time that Sourcer is also Servicer, the occurrence of any Servicer Event of Default.

“Sourcer Fee Multiplier” means, for any Investment Year, an amount, expressed as a fraction, equal to (i) 100% less (ii) Sourcer’s Participation Interest with respect to such Investment Year.

“Sourcer Key Man Event” means if James Borschow shall (i) die, unless he is replaced by a successor who is acceptable to Owner, in its sole discretion, within thirty (30) days after the date of his death, or (ii) cease to be actively involved in, and to manage the business, operations and management of, Sourcer for a period in excess of ninety (90) consecutive days (whether as a result of a permanent incapacitation, loss of legal capacity, a voluntary cessation of involvement or otherwise), unless he is replaced by a successor who is acceptable to Owner, in its sole discretion, within thirty (30) days after the expiration of such ninety (90) day period.

“Sourcer Indemnitees” has the meaning provided in Section 11.3(a).

“Sourcer Losses” has the meaning provided in Section 11.3(a).

“Sourcer Purchase Event” has the meaning provided in Section 4.4(a).

“Sourcer Services” has the meaning provided in Section 3.2(a).

“Sourcer’s Participation Interest” has the meaning provided in Section 4.2.

“Sourcing Business” means the identification, due diligence, structuring, sourcing, purchase, acquisition and closing of Eligible Investments.

“Sourcing Costs” means costs and expenses incurred by Sourcer with respect to the identification, due diligence, structuring and sourcing of Investments.

“Sourcing Fees” means the product of (i) the lesser of (A) the Outstanding Balance of an Investment at the time that such Investment is purchased or otherwise acquired by Owner and (B) the purchase price of such Investment, multiplied by (ii) 0.02, multiplied by the Sourcer Fee Multiplier. For the avoidance of doubt, in the event that the purchase price of an Investment is in excess of the “Amount Financed” set forth in such Contract with respect to such Investment, no Sourcing Fee shall be paid with respect to such excess amount.

“Termination Effective Date” the date that is the later of (A) the date the non-terminating party receives written notice of termination from the terminating party and (B) the date specified in the written termination notice delivered by the terminating party.

“Third Party Agreements” has the meaning provided in Section 5.4.

“Triggering Event” means the occurrence of any one of the following events: (i) with respect to Investments within the 2006 Investment Pool (other than the Purchased Receivables) and Investments within any subsequent Investment Pool, the Cumulative Loss Rate for any Investment Year shall exceed the maximum amount designated with respect to such Investment Year in Exhibit H attached hereto, (ii) with respect to the Purchased Receivables, the Weighted Average Purchased Receivable Loss Rate in any Investment Year shall exceed the maximum amount designated with respect to such Investment Year in Exhibit H attached hereto, (iii) the Annualized Delinquency Rate, on the last day of a calendar month (which day falls within the period as to which the determination of a Triggering Event is being made), shall exceed three percent (3%) and/or (iv) any Servicer Event of Default.

“U.S. Bank” means U.S. Bank National Association, a national banking association.

“USHS” means U.S. Home Systems, Inc., a Delaware corporation.

“Venture Business” means, collectively, the Sourcing Business and the Servicing Business.

“Weighted Average Purchased Receivable Loss Rate” means, with respect to the Purchased Receivables, the weighted average of the Purchased Receivable Cumulative Loss Rates. For the avoidance of doubt, such weighted average calculation shall exclude any Purchased Receivables originated prior to January 1, 2003.

ARTICLE II

TERM OF AGREEMENT

This Agreement shall continue in full force and effect until the date upon which all Investment Pools constitute Realized Investment Pools (the “Expiration Date”), unless otherwise terminated in accordance with the provisions of Article XIII.

ARTICLE III

ENGAGEMENT OF SOURCER; SOURCER DUTIES; SOURCER ACTIONS REQUIRING

APPROVAL OF OWNER

3.1 Engagement of Sourcer; Owner’s Obligation to Purchase; Accommodation Funding.

(a) Owner hereby engages Sourcer to perform, and Sourcer hereby agrees to perform, the Sourcing Services, throughout the term of this Agreement, upon and subject to the terms, covenants and provisions hereof.

(b) Upon the identification of an Eligible Investment or a group of Eligible Investments, Sourcer shall provide to Owner an Eligible Investment Summary not less than two (2) Business Days prior to the date that Sourcer proposes that Owner purchase or otherwise acquire such Eligible Investment or Eligible Investments. If the Eligible Investment Summary with respect to an Eligible Investment or a group of Eligible Investments proposed to be sourced by Sourcer discloses any non-compliance with the Credit Policy or exceptions to the representations and warranties with respect to such Eligible Investment or Eligible Investments, Owner shall deliver written notice to Sourcer, not less than two (2) Business Days following Owner’s receipt of the applicable Eligible Investment Summary, indicating whether or not Owner elects (which election may be made by Owner in its sole discretion) to purchase or otherwise acquire the applicable Eligible Investment or Eligible Investments. If Owner shall fail to deliver to Sourcer a notice of rejection of the applicable Eligible Investment or Eligible Investments within the time period set forth in the foregoing sentence, Owner shall be deemed to have elected to waive the non-compliance of such Eligible Investment or Eligible Investments with the Credit Policy or the exceptions to the representations and warranties with respect to such Eligible Investment or Eligible Investments, as applicable, and to purchase or otherwise acquire such Eligible Investment or Eligible Investments. If an Eligible Investment Summary with respect to an Eligible Investment or group of Eligible Investments proposed to be sourced by Sourcer does not disclose any non-compliance with the Credit Policy or exceptions to the applicable representations and warranties, Owner shall be deemed to have approved such Eligible Investment or Eligible Investments and shall thereafter purchase or otherwise acquire such Eligible Investment or Eligible Investments and Servicer may proceed to fund such Eligible Investment or Eligible Investments in accordance with Section 3.1(e) below.

(c) Notwithstanding anything to the contrary in Section 3.1(b) above, Owner may, from time to time and upon not less than ninety (90) days’ prior written notice to Sourcer (an “Exclusion Notice”), elect to exclude from consideration any particular Eligible

Investment or general type of Eligible Investments (including Eligible Investments from a particular Contractor, whether or not such Contractor is an Eligible Contractor or was previously approved by Owner), and from and after the date that such Exclusion Notice is delivered by Owner, Owner shall be under no obligation to purchase or otherwise acquire any such excluded Eligible Investment or general type of Eligible Investments; provided, however, that Owner shall purchase or otherwise acquire any such excluded Eligible Investments as to which Sourcer has, on or before the date of delivery of the applicable Exclusion Notice, issued a binding commitment letter to the applicable approved Eligible Contractor (and Sourcer shall deliver to Owner a copy of each such commitment letter within five (5) days after a request therefor by Owner).

(d) Notwithstanding anything to the contrary in Section 3.1(b) above, in the event that, after the date hereof, there shall occur any modification to any federal, state and local law or other governmental rule or regulation governing or otherwise affecting the Eligible Investments and such modification precludes or restricts the ability of Owner to purchase a particular Eligible Investment or general type of Eligible Investments or otherwise frustrates the purpose of this Agreement, Owner may elect to exclude from consideration the Eligible Investments or general type of Eligible Investments that are adversely affected by such modified law, rule or regulation, such exclusion to take effect immediately upon delivery of written notice thereof to Sourcer. The foregoing rights of Owner to exclude a particular Eligible Investment or general type of Eligible Investments shall apply regardless of whether such Eligible Investment or general type of Eligible Investments otherwise complies with the Credit Policy or whether there are any exceptions to the applicable representations and warranties with respect to the same.

(e) Immediately upon delivery by Sourcer to Owner of an Eligible Investment Summary with respect to an Eligible Investment or Eligible Investments proposed to be sourced by Sourcer, which Eligible Investment Summary does not disclose any non-compliance with the Credit Policy or exceptions to the applicable representations and warranties, Sourcer may elect, in its discretion, to fund such Eligible Investment or Eligible Investments purely as an accommodation to the applicable Eligible Contractor(s) (such funding, a “Sourcer Accommodation Funding”). If the Eligible Investment Summary with respect any Eligible Investment or Eligible Investments discloses any non-compliance with the Credit Policy or exceptions to the applicable representations and warranties, in no event shall a Sourcer Accommodation Funding occur with respect to such Eligible Investment or Eligible Investments unless Owner has elected (or is deemed to have elected) to purchase or otherwise acquire such Eligible Investment or Eligible Investments pursuant to Section 3.1(b) above, and if such a funding shall occur and Owner shall thereafter elect not to purchase or otherwise acquire such Eligible Investment or Eligible Investments in accordance with Section 3.1(b) above, Owner shall have no obligation with respect to such Sourcer Accommodation Funding. Sourcer agrees and acknowledges that each Sourcer Accommodation Funding shall be an unsecured advance with respect to the applicable Eligible Investment or Eligible Investments. Nothing contained in this Section 3.1(e) shall be deemed to abrogate or otherwise affect the rights of Owner to elect not to purchase or otherwise acquire, or to otherwise exclude, any Eligible Investment or Eligible Investments, as set forth in this Section 3.1. For the avoidance of doubt, it is not intended by the parties hereto that Sourcer acquire, and Sourcer shall not acquire, any ownership interest in an Eligible Investment as a result of its extension of a Sourcer Accommodation Funding in respect thereof, provided that nothing in the foregoing shall be deemed to affect Sourcer’s liability for a Sourcer Accommodation Funding described in the second sentence of this Section 3.1,

3.2 Sourcer Duties. (a) Subject to any limitations on the authority of Sourcer set forth in this Agreement, Sourcer shall perform those services pertaining to the sourcing of Eligible Investments which are required to be performed by Sourcer pursuant to this Agreement (collectively, the “Sourcer Services”), including the following:

(i) identifying Eligible Investments, performing due diligence on such Eligible Investments and delivering to Owner an Eligible Investment Summary with respect to each Eligible Investment or group of Eligible Investments proposed to be sourced by Sourcer, as provided in Section 3.1 above;

(ii) if requested by Owner (A) providing weekly pipeline reports to Owner, (B) participating in weekly telephone calls with Owner to review potential Eligible Investments and (C) participating in meetings with Owner to discuss the merits of pursuing potential Eligible Investments;

(iii) assisting Owner in the due diligence of Eligible Investments, including (A) performing customer credit analysis and other investment underwriting tasks and (B) advising Owner on the manner in which to structure and hold Eligible Investments to be purchased or otherwise acquired by Owner;

(iv) sourcing Eligible Investments in conformance with the Credit Policy and the Funding Mechanics and paying all Sourcing Costs in connection therewith;

(v) in connection with the sourcing of Eligible Investments, assisting Owner with respect to the execution by Owner of Investment Documents in respect of each such Eligible Investment (which Investment Documents shall be in forms approved by Owner);

(vi) assisting Owner in the purchase and acquisition of Eligible Investments and executing and delivering to Owner a Confirmation in connection with each Eligible Investment or group of Eligible Investments so purchased or otherwise acquired by Owner;

(vii) reviewing all available Investment Documents, delivering such Investment Documents to the Custodian and, until the Investment Files have been delivered to the Custodian, maintaining, organizing, and administering such Investment Files;

(viii) correcting any deficiencies in the Investment File for each Eligible Investment purchased or otherwise acquired by Owner (including the failure of an Investment Document to be fully-executed, the absence of any Investment Document from the Investment File or the material mutilation or other damage to an Investment Document) and, at the request of Owner or in accordance with any custodial agreement executed with respect to the Investment, delivering to a Custodian each such Investment File and any other chattel paper representing or evidencing the Investments;

(ix) taking such action as is necessary to obtain and perfect any liens on Collateral (and the priority of such liens) in favor of Owner, including preparing and filing or recording of Mortgages and financing statements;

(x) preparing and delivering to Owner the Annual Sourcing Reconciliation and all other reports and information required to be delivered by Sourcer to Owner pursuant to this Agreement; and

(xi) otherwise providing to Owner customary advisory and consultation services with respect to the acquisition by Owner of Eligible Investments.

(b) From time to time, as necessary, Owner and Sourcer shall cooperate in good faith to develop and agree in writing upon such additional services to be provided by Sourcer as part of the Sourcer Services as may become necessary to more fully effectuate the terms of this Agreement.

(c) Sourcer shall perform the Sourcer Services in accordance with applicable federal, state and local laws and other governmental rules and regulations. In the performance of the Sourcer Services and its other obligations hereunder, Sourcer shall take any action that is directed by Owner which relates to Sourcer’s obligations under this Agreement; provided, however, that Sourcer shall not be obligated to take, or to refrain from taking, any action which Owner requests that Sourcer take or refrain from taking to the extent that Sourcer determines, in its reasonable and good faith judgment, that such action or inaction may cause a violation of any applicable federal, state or local law, other governmental rule or regulation or court order. Within ninety (90) days after the date of this Agreement, FCC shall obtain all licenses required in order for it to comply (in its capacity as both Sourcer and Servicer) with federal, state and local laws and other governmental rules and regulations governing the transactions contemplated by this Agreement, and FCC agrees that, if the failure of FCC to be in compliance with such laws, rules and regulations does or could, in the reasonable determination of Owner, result in liability to Owner or otherwise have a material adverse effect on any Investment acquired by Owner during such ninety (90) day period, Owner shall have the right to cause FCC to repurchase such Investment pursuant to Section 4.5(a) below as if such Investment were the subject of a Sourcer Repurchase Event.

3.3 Sourcer Actions Requiring Approval of Owner Participant. Sourcer shall not, without the prior written consent of the Owner Participant under the Owner Trust Agreement, (i) purchase or otherwise acquire, or fund any amounts in respect of, any Eligible Investment for its own account or for the account of a third party, other than as permitted pursuant to Section 3.1(e) above or Section 15.12(d) or Section 15.13 below, (ii) amend, supplement or otherwise modify the Credit Policy or the Funding Mechanics, (iii) permit a Contractor and/or an Obligor to enter into a Contract with respect to an Investment other than in the form approved by Owner, (iv) enter into a Contractor Sale Agreement other than with an Eligible Contractor that has been approved by Owner in writing (provided that, if Sourcer shall have provided to Owner a written request for approval of a particular Eligible Contractor and Owner shall have failed to approve or disapprove such Eligible Contractor within five (5) Business Days after receipt of such request, Owner shall be deemed to have approved such Eligible Contractor), (v) distribute any press release or other external communication naming Owner or any of its Affiliates, (vi) act on behalf of, or hold itself out as having the authority to act on behalf of, Owner in any manner which is beyond the scope of the terms of this Agreement and/or (vii) agree to do any of the foregoing. Owner shall act promptly with respect to any written request by Sourcer for approval of any action proposed to be taken by Sourcer. Promptly upon determining that any action is required which cannot be taken without such approval, Sourcer shall prepare and submit to Owner a written notice identifying in reasonable detail all of the facts and considerations which Sourcer reasonably believes are material to the decision whether or not to approve an action and requesting approval of the action recommended by Sourcer.

ARTICLE IV

OWNERSHIP OF INVESTMENTS; MASTER PARTICIPATION AGREEMENT;

COLLATERAL; PURCHASES BY SOURCER UPON BREACH OF WARRANTY

4.1 Ownership of Investments. The parties to this Agreement acknowledge and agree that (i) Investments may be purchased or otherwise acquired by any Affiliate of Owner, on behalf of Owner, and, if Owner so elects, subsequently assigned to Owner and (ii) following such purchase or other acquisition, Owner or such Affiliate, as applicable, will retain title, ownership and exclusive control of the Investments and that neither Sourcer nor Servicer will acquire title to, any security interest in, or any rights of any kind in or to the Investments (or any income, receipts or revenues therefrom, except for the right to receive certain fees as described in Article VIII). With respect to any Investments purchased or otherwise acquired by any Affiliate of Owner, until such time as such Investments are assigned by such Affiliate to Owner, references to “Owner” in this Agreement shall be deemed to include such Affiliate wherever the context dictates.

4.2 Master Participation Agreement. The Master Participation Agreement governs the rights of Sourcer to purchase an economic participation interest in Investments acquired by Owner in a particular Investment Year pursuant to this Agreement. As provided in the Master Participation Agreement, beginning with the 2007 Investment Year, Sourcer is required to designate, by written notice signed by Sourcer to Owner’s Affiliate delivered in accordance with the terms of the Master Participation Agreement, the participation interest of Sourcer in the Investments acquired by Owner hereunder during the subsequent Investment Year (“Sourcer’s Participation Interest”). For the avoidance of doubt, Sourcer has not acquired any right to cause Owner to take or approve, or forbear from taking or approving, any actions with respect to the Investments or pursuant to this Agreement by virtue of the Master Participation Agreement, it being acknowledged and agreed by Sourcer that Owner shall retain all authority and responsibility with respect to such matters.

4.3 Collateral. In the event that, during the term of this Agreement, Owner or any Affiliate of Owner acquires title to any Collateral, whether by foreclosure or otherwise, or acquires title to any other rights or interests in connection with the restructure, settlement, satisfaction (in whole or in part) or other transaction relating to the Investments, such Collateral, rights and interests shall be deemed to be a part of the applicable Investment secured by such Collateral for all purposes of this Agreement. If any Collateral is acquired as described in this Section 4.3, the Initial Value of such Collateral shall be the Initial Value assigned to the relevant Investment in the related Confirmation. Upon the payment in full of any Investment or the receipt by Servicer of a notification that payment in full will be escrowed in a manner customary for such purposes, Servicer will notify Owner of the same and obtain Owner’s approval for the release of the related Collateral thereunder.

4.4 Purchase by Sourcer Upon Breach of Warranty.

(a) In the event of the breach by Sourcer of any of the representations and warranties contained in the Eligible Investment Summary with respect to an Investment or Investments (a “Sourcer Purchase Event”), Sourcer shall, unless such Sourcer Purchase Event shall have been cured in all respects, purchase from Owner each Investment which is the subject of such Sourcer Purchase Event within three (3) Business Days of the discovery by, or notice (from any Person) to, Owner of such Sourcer Purchase Event, and Sourcer shall pay to Owner (by means of a transfer to the Collection Account) the Outstanding Balance of each such Investment as of the date of the purchase thereof from Owner. Upon a failure by Sourcer to timely effect a repurchase of an Investment in accordance with the foregoing sentence, Owner may thereafter apply any Sourcing Fees or Performance Fees that would otherwise be payable to Sourcer (or, so long as FCC is also Servicer, any Management Fees that would otherwise be payable to Servicer) pursuant to this Agreement in payment of the purchase price for the applicable Investment, and upon such application by Owner, Sourcer (and Servicer, as applicable) shall cease to have any right to receive the fees so applied. Notwithstanding any other provision of this Agreement to the contrary, the obligation of Sourcer under this Section 4.4 shall be performed in accordance with the terms hereof notwithstanding the failure of Owner or Servicer to perform any of their respective obligations hereunder with respect any such Investment. It is understood and agreed that the obligation of Sourcer to cure a Sourcer Purchase Event or purchase an Investment pursuant to this Section 4.4(a) is not intended to, and shall not, constitute a guaranty of the collectibility of any payment of any Investment which is not collected, not paid or uncollectible on account of the insolvency, bankruptcy or financial inability to pay of the related Obligor.

(b) Upon deposit in the Collection Account of the price paid to Owner for any Investment purchased by Sourcer under Section 4.4(a), the lien of Owner in such Investment shall, without any further action, be released and Owner shall take such steps as may be reasonably requested by Sourcer in order to assign to Sourcer all of Owner’s right, title and interest in and to such Investment and all security and documents and all Related Security and Other Property directly relating thereto, without recourse, representation or warranty of any kind, except as to the absence of liens, charges and encumbrances created by, or arising solely as a result of the actions of, Owner. Such assignment shall be a sale and assignment outright, and not for security. If, following the reassignment of an Investment, in any enforcement suit or legal proceeding it is held that Sourcer may not enforce any Investment on the grounds that it is not a party in interest or a holder entitled to enforce such Investment, Owner shall, at the expense of Sourcer, take such steps as Sourcer deems reasonably necessary to enforce such Investment, including bringing suit in Owner’s name.

(c) No failure or delay, on the part of Owner or any assignee thereof, in exercising any power, right or remedy under this Agreement, shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy preclude any other or future exercise thereof or the exercise of any power, right or remedy.

ARTICLE V

RETENTION OF SERVICER; SERVICING STANDARD; SERVICER DUTIES

5.1 Engagement of Servicer. Owner hereby engages Servicer to perform, and Servicer hereby agrees to perform, the Servicing, upon and subject to the terms, covenants and provisions hereof. In performing the Servicing, Servicer shall not act on behalf of, or hold itself out as having the authority to act on behalf of, Owner in any manner which is beyond the scope of the terms of this Agreement.

5.2 Servicing Standard. Servicer shall at all times perform the Servicing in accordance with (i) applicable federal state and local laws and other governmental rules and regulations, (ii) the terms and provisions of the Investment Documents, (iii) the terms and provisions hereof, (iv) the customary and usual procedures and standards of practice of prudent servicers of assets similar to the Investments and, to the extent more exacting, the degree of skill and attention that Servicer exercises from time to time with respect to any Eligible Investments that it services for itself or other Persons, and (v) the Servicing Policy (all of the foregoing standards described in clause (i) through (v), collectively, the “Accepted Servicing Practices”). Subject to the limitations on the authority of Servicer set forth in this Agreement (including in Section 6.1 below) and the other limitations set forth in this Agreement, Servicer shall have the authority, in the name of Owner, to take all action required in connection with its duties and responsibilities under this Agreement, provided that Servicer determines, in good faith, that such action is in the best interests of Owner. It is acknowledged and agreed that recommendations made by Servicer in connection with the performance of its services under this Agreement involve subjective judgments and may result in unanticipated consequences. Servicer assumes no responsibility under this Agreement for such consequences and shall be responsible only to render the services required hereunder in accordance with the standards set forth herein and shall not be responsible to Owner for any action of Owner in following or declining to follow any recommendation of Servicer unless, in giving such recommendation, Servicer was acting with conduct constituting gross negligence, bad faith or willful misconduct. Servicer shall at all times be considered an independent contractor in the performance of the Servicing, and neither Servicer nor any employee of Servicer shall be considered an employee, partner or joint venturer of Owner in connection with the performance of the Servicing.

5.3 Servicer Duties. (a) Subject to any limitations on the authority of Servicer set forth in Section 6.1 or elsewhere in this Agreement, Servicer shall perform those services pertaining to the Investments which are required to be performed by Servicer pursuant to this Agreement (collectively, the “Servicing”), including the following:

(i) entering into Third Party Agreements and retaining third party service providers in accordance with Section 5.4 (including retaining legal counsel in accordance with Section 5.5);

(ii) monitoring each Obligor’s compliance with the terms and provisions of the applicable Investment Documents and the performance of such Obligor’s obligations and covenants thereunder, investigating deliquencies as to the Investments, negotiating with Obligors to resolve any disputes regarding Investments and concluding agreements with Obligors with respect to such disputes in accordance with the Credit Policy and the terms of this Agreement;

(iii) taking such action as is necessary to continue and maintain the perfection of any liens on Collateral (and the priority of such liens) in favor of Owner, including preparing and filing or recording of continuation statements and other similar documents or instruments and, as necessary from time to time, preparing and filing or recording any and all instruments of satisfaction or cancellation or of partial or full release or discharge and all other comparable instruments with respect to each Investment, provided that Owner shall, promptly following receipt of an invoice from Servicer in respect of its services under this clause (iii) (together with reasonable backup documentation, if requested by Owner), reimburse to Servicer all of the out-of-pocket costs and expenses incurred by Servicer in providing the services described in this clause (iii) (the “Owner Perfection Costs”);

(iv) assisting Owner in obtaining, perfecting and maintaining the perfection of any liens on Collateral (and the priority of such liens) in favor of any lender providing financing to Owner, including preparing and filing or recording of continuation statements and other similar documents or instruments and, as necessary from time to time, preparing and filing or recording any and all instruments of satisfaction or cancellation or of partial or full release or discharge and all other comparable instruments with respect to each Investment, provided that Owner shall, promptly following receipt of an invoice from Servicer in respect of its services under this clause (iv) (together with reasonable backup documentation, if requested by Owner), reimburse to Servicer (A) all of the out-of-pocket costs and expenses incurred by Servicer in providing the services described in this clause (iv) and (B) such portion of Servicer’s employee costs as are attributable to the services described in this clause (iv), as agreed upon in good faith by Servicer and Owner (collectively, the “Lender Perfection Costs”);

(v) using reasonable efforts to assist Owner in its efforts to maintain compliance with any federal, state and local law or other governmental rule and regulation applicable to the ownership of the Investments or the transactions otherwise contemplated by this Agreement (including assisting Owner in its efforts to obtain any licenses required in order for Owner to own Investments or otherwise perform its obligations under this Agreement and to maintain the same in full force and effect);

(vi) responding to inquiries from Obligors, reporting any necessary tax information to Obligors and performing record keeping, administration of escrow, lockbox and other accounts and other routine customer service functions;

(vii) contacting Obligors in writing and via telephone to independently confirm that (i) the project financed by the applicable Investment has been fully completed, (ii) the quality of work of such project is satisfactory to such Obligor and (iii) the funds extended to such Obligor pursuant to the Investment were fully applied in respect of amounts due for the applicable project, and obtaining a Completion Certificate with respect to each Investment;

(viii) sending invoices, payment statements and/or payment books to Obligors and otherwise notifying all Obligors and any other relevant Persons of the appropriate place for communications and payments;

(ix) collecting and continuously monitoring all payments made with respect to each Investment (including, establishing and monitoring the Controlled Accounts in accordance with Section 7.3);

(x) upon receipt of any Cash Proceeds directly from any Obligor, keeping such funds separate from the other funds of Servicer and remitting the same to the Collection Account within one (1) Business Day after receipt thereof;

(xi) administering any proposals for amendments or other modifications of the Investment Documents;

(xii) enforcing the terms of the Investment Documents (including by bringing, compromising, settling or defending of actions at law or in equity with respect to any Investment, including through foreclosure actions or the prosecution of claims in bankruptcy proceedings) and preparing and delivering to Obligors any notices of breaches, default, event of default or acceleration with respect to any Investment;

(xiii) keeping, at all times, a current schedule of all Investments and furnishing reports, statements and other materials to Owner as required by this Agreement, including, without limitation, Section 9.2;

(xiv) liquidating any Collateral with respect to an Investment in accordance with the terms of the applicable Investment Documents;

(xv) assisting Owner in the disposition of Investments;

(xvi) obtaining, and taking all actions necessary to maintain, all licenses and permits necessary to transact the Servicing;

(xvii) upon the expiration or earlier termination of this Agreement or the termination of the appointment of Servicer under this Agreement, cooperating with Owner in effecting such termination, including, (A) either (as directed by Owner) (1) within ten (10) Business Days after the Expiration Date or the Termination Effective Date, as applicable, delivering to Owner or, if directed by Owner (or by the Backup Servicer, on behalf of Owner), to the Backup Servicer, all documents, files, books, paper, accounts, transferable computer files, tapes, disks and punch cards relating to the Investments (the “Records”) that are in Servicer’s possession or control (and Owner shall be deemed owner of all such Records), which Records shall be transported in the manner requested by Owner or the Backup Servicer, as applicable, or (2) holding the Records for a period of up to twelve (12) months until Owner (or the Backup Servicer, on behalf of Owner) directs Servicer to deliver the Records, (B) preparing and delivering notices to all Obligors and other relevant Persons (including tax authorities) relating to the Investments of the change in servicer and/or payment instructions, as Owner shall direct, (C) transferring to Owner or, if directed by Owner (or by the Backup Servicer, on behalf of Owner), to the Backup Servicer, all cash amounts which at any time should be or should have been deposited by Servicer in the Collection Account and (D) within a reasonable period of time after the Expiration Date or the Termination Effective Date, as applicable, providing to Owner each of the reports required by Section 9.2(b); and

(xviii) otherwise providing to Owner customary advisory, consultation and management services with respect to Investments.

(b) From time to time, as necessary, Owner and Servicer shall cooperate in good faith to develop and agree in writing upon such additional services to be provided by Servicer as part of the Servicing as may become necessary to more fully effectuate the terms of this Agreement.

(c) In the performance of the Servicing and its other obligations hereunder, Servicer shall take any action that is directed by Owner which relates to Servicer’s obligations under this Agreement; provided, however, that Servicer shall not be obligated to take, or to refrain from taking, any action which Owner requests that Servicer take or refrain from taking to the extent that Servicer determines, in its reasonable and good faith judgment, that such action or inaction may cause (i) a violation of any applicable federal, state or local law, other governmental rule or regulation or court order or restrictive covenants with respect to any Investment or (ii) a violation of any provision of an Investment Document.

5.4 Third Party Agreements. Subject to Section 6.1 below, Servicer may enter into agreements with third parties (collectively, “Third Party Agreements”) to perform the duties Servicer reasonably deems necessary with respect to the Investments and which duties are customarily performed by a third party. Servicer shall not be liable for the misconduct of any third party engaged by Servicer pursuant to this Section 5.4 if such third party was approved by Owner and if Servicer was not negligent in the selection of such third party, and Servicer shall not be liable for anything done, suffered or omitted in good faith by it in accordance with the advice or opinion of any such third party which is an attorney, accountant or other independent expert. The provisions of the foregoing sentence shall not relieve Servicer of any obligations to otherwise perform its obligations under this Agreement in accordance with the Accepted Servicing Standards.

5.5 Legal Representation. Subject to Section 6.1 below, Servicer may retain counsel to provide all legal services necessary or advisable in connection with the Servicing. Counsel selected by Servicer for this purpose shall acknowledge in writing that they represent Owner with regard to the related Investments. Servicer shall promptly notify Owner of any and all litigation involving the Investments or Servicer and all litigation or claims made or threatened in writing against Owner, in each case to the extent Servicer actually receives notice thereof.

5.6 Compliance with Investment Documents. Subject to the limitations on authority of Servicer set forth in this Agreement, Servicer shall act (and shall promptly advise Owner such that it may act) in a manner so as to ensure compliance in all respects with the terms of each Investment Document and to preserve and enforce all rights and remedies of Owner thereunder; provided, however, that (i) all such actions shall be at the expense of Owner and (ii) Servicer shall not be responsible for compliance with any term of such Investment Documents which requires the direct action of Owner.

ARTICLE VI

SERVICER ACTIONS REQUIRING APPROVAL OF OWNER; REQUESTS FOR APPROVAL

6.1 Servicer Actions Requiring Approval of Owner. Servicer shall not take any of the following actions without the prior written consent of Owner in each instance:

(i) amend, supplement or otherwise modify the Servicing Policy;

(ii) retain any third party service providers (including legal counsel) with respect to the Investments (A) other than to provide Ordinary Course Services, (B) pursuant to a Third Party Agreement which provides for payments to such third party service provider (including, if applicable, legal counsel) which exceed, in the aggregate with respect to a particular Investment,

Three Thousand Dollars ($3,000) and/or (C) pursuant to a Third Party Agreement which provides for payments to such third party service provider (including, if applicable, legal counsel) which exceed, in the aggregate with respect to all Investments that are subject to such Third Party Agreement, Twenty Thousand Dollars ($20,000);

(iii) permit any third party to be a subservicer of the Investments;

(iv) incur any Disposition Expenses to the extent the same are to be incurred by Servicer in connection with activities that are not contemplated by the Servicing Policy;

(v) other than as generally contemplated by the Servicing Policy, (A) institute foreclosure or other enforcement proceedings with respect to any Investment, (B) sell, transfer, liquidate or otherwise dispose of any Investment or any portion thereof or enter into a binding commitment to do the same, (C) pledge or hypothecate any Investment or any portion thereof or enter into a binding commitment to do the same, (D) incur, guaranty, prepay, in whole or in part, refinance, renew, modify or extend any indebtedness for borrowed money with respect to the Investments, (E) make or permit any amendments or modifications to any Investment Document, (F) enter into an agreement modifying or waiving the material terms of any Investment (including any payment extensions or deferments) or releasing any Obligor under any Investment from liability or releasing any Collateral with respect to any Investment, (G) exercise any remedies with respect to an Investment, including any right to accelerate the maturity of such Investment or to bring, compromise, settle or defend actions at law or in equity with respect to such Investment, (H) distribute any Cash Proceeds or other proceeds of the Investments, whether in the form of cash or otherwise, other than the deposit of the same in the Collection Account as required by Section 5.3 and/or (I) apply or expend any Insurance Proceeds, whether for the restoration or repair of the applicable Property or otherwise;

(vi) enter into any transaction with, or for the benefit of, Servicer or any Affiliate thereof, with any Obligor or an Affiliate thereof;

(vii) retain or terminate any Custodian of the Investments;

(viii) take any action that could reasonably be expected to cause Owner to incur any tax liability that is not reasonably foreseeable to result from the transactions contemplated by this Agreement;

(ix) except as required by applicable law, distribute any press release or other external communication naming Owner or any of its Affiliates;

(x) act on behalf of, or hold itself out as having the authority to act on behalf of, Owner in any manner which is beyond the scope of the terms of this Agreement; and/or

(xi) agree to do any of the foregoing.

6.2 Requests for Approval. Owner shall act promptly with respect to any written request by Servicer for approval of any action proposed to be taken by Servicer. Promptly upon determining that any action is required which cannot be taken without the approval of Owner, Servicer shall prepare and submit to Owner a written notice identifying in reasonable detail all of the facts and considerations which Servicer reasonably believes are material to the decision whether or not to approve an action, indicating Servicer’s recommendation of the action which should be taken and requesting Owner’s approval of the action recommended by Servicer.

ARTICLE VII

PERFORMANCE OF DUTIES

7.1 Office. Each of Sourcer and Servicer shall maintain an office having an address as listed in Section 15.5 herein or as otherwise provided in the last sentence of this Section 7.1, at its expense, where demands and notices to or upon such party in connection with this Agreement may be made or delivered (provided that demands and notices made or delivered hereunder shall be delivered in accordance with Section 15.5). Such office need not be distinct from any office in which such party carries on other activities. Each of Sourcer and Servicer shall have the right to change its offices from time to time upon at least fifteen (15) Business Days’ prior written notice thereof to Owner.

7.2 Servicer Data Processing and Personnel.

(a) Servicer shall use automated data processing services in support of the Servicing which will organize, retain and permit retrieval of data in an accurate, efficient and immediate manner. Servicer will provide to Owner intraday access to Servicer’s automated data processing systems, provided that Servicer may limit Owner’s access to only such systems as contain data relating to the Investments.

(b) In performing its obligations under this Agreement, Servicer shall employ adequate personnel to perform its duties hereunder and shall maintain an efficient system for the collection of all amounts due under the Investments.

7.3 Controlled Accounts. Promptly after the date of this Agreement, Servicer shall establish, with a depository institution or trust company approved by Owner (the “Lockbox Bank”), (i) a post office box to which payments from Obligors in respect of the Investments shall be remitted for retrieval by the Lockbox Bank (the “Lockbox”), (ii) an account to which payments from Obligors in respect of the Investments may be wired and into which the Lockbox Bank shall deposit payments delivered by Obligors to the Lockbox (the “Lockbox Account”) and (iii) an account for the collection and retention of amounts deposited into the Lockbox Account (the “Collection Account” and collectively with the Lockbox Account, the “Controlled

Accounts”). Sourcer shall cause the terms of each Contract to provide for the deposit of payments by the Obligor thereunder directly into the Lockbox or by wire transfer to the Lockbox Account. Servicer shall take the following actions with respect to the Controlled Accounts, except to the extent otherwise required under applicable law:

(a) The Lockbox and each Controlled Account shall be established and maintained by Servicer in the name of Owner, and in the case of each Controlled Account, as a separate account (of a type that has been approved by Owner) at Lockbox Bank.

(b) Servicer shall (i) monitor each Obligor’s compliance with applicable requirements in the Investment Documents to cause payments to be deposited into the Lockbox Account, to the extent that such compliance can be reasonably ascertained by Servicer, (ii) periodically notify Owner if Servicer has knowledge that an Obligor is not in compliance with such obligation and (iii) take such action with respect to such noncompliance as Owner shall direct. In the event that any Obligor delivers a payment directly to Servicer rather than depositing the same in the Lockbox or the Lockbox Account, Servicer shall, within one (1) Business Day after receipt of the same, deposit such payment into the Collection Account and shall direct the applicable Obligor to make future payments directly into the Lockbox and/or the Lockbox Account.

(c) Servicer shall cause the Lockbox Bank to, on each Business Day, (i) deposit all funds in the Lockbox into the Lockbox Account and (ii) remit all collected funds on deposit in the Lockbox Account into the Collection Account.

(d) Servicer shall make transfers and payments from the Controlled Accounts in accordance with the terms of the related Investment Documents to the extent that Owner or its designee is permitted to make such transfers and payments pursuant to such Investment Documents; provided, however, that Servicer may not make any discretionary transfer or payment from the Controlled Accounts without the prior written direction of Owner. In the event that Servicer has the right to make such a discretionary transfer or payment, it shall notify Owner as promptly as practical (and in any event within two (2) Business Days after it obtains knowledge of such right) and shall request Owner’s direction.

(e) Servicer shall maintain accurate records of each deposit to and withdrawal from each Controlled Account and shall provide Owner with copies of any statements or information provided by an Obligor with respect to the Lockbox Account or amounts required to be deposited therein not later than the later of (A) the first payment date under the Investment Documents following the calendar month to which such statements or information relate and (B) promptly after Servicer’s receipt of such statements or information.

ARTICLE VIII

COMPENSATION

8.1 Sourcer Compensation.

(a) As full compensation for performing its obligations under this Agreement, Sourcer shall be paid the Sourcing Fees and the Performance Fees pursuant to, and in accordance with, the provisions of this Section 8.1.

(b) The Sourcing Fees applicable to any Investment shall be paid by Owner to Sourcer at the time of the closing of the transaction through which such Investment is purchased or otherwise acquired by Owner, provided that, no Sourcing Fees shall be paid to Sourcer with respect to any Promotional Contract unless and until the promotional period set forth in such Promotional Contract shall have expired and the Obligor thereunder shall have become liable for the payment of the interest that shall have accrued during the promotional period. Notwithstanding the foregoing, Sourcer shall reimburse to Owner, within forty (40) Business Days after the commencement of each Investment Year, an amount equal to the Excess Sourcing Fees with respect to the prior Investment Year, if any, as determined with reference to the Annual Sourcing Reconciliation for such Investment Year. Owner and Sourcer acknowledge and agree that the Sourcing Fees are being paid to Sourcer in consideration for, among other things, the payment by Sourcer of all Sourcing Costs with respect to Investments. As such, Sourcer shall be solely responsible for payment of all Sourcing Costs in connection with the sourcing of any Eligible Investment, and Owner shall have no obligation to reimburse Sourcer for any portion of such Sourcing Costs.

(c) Sourcer shall receive reimbursement for the Owner Perfection Costs in accordance with Section 5.3(a)(iii) and the Lender Perfection Costs in accordance with Section 5.3(a)(iv). In addition, Servicer shall be paid the Performance Fees, which Performance Fees shall be distributed by Owner to Sourcer pursuant to Section 8.3. Payments of Performance Fees shall in all events be made only to the extent of Available Cash Proceeds. Notwithstanding the foregoing, the payment of Performance Fees attributable to a particular Investment Pool that would otherwise be payable during the initial Investment Year of such Investment Pool (i.e. the 2006 Investment Year with respect to the 2006 Investment Pool and so forth) shall be deferred until the date of the first monthly payment of Performance Fees following the initial Investment Year of such Investment Pool, on which date the aggregate amount of the deferred Performance Fees for such initial Investment Year shall be paid to Sourcer, to the extent of Available Cash Proceeds (with any shortfall in the payment of such deferred Performance Fees to be paid from Available Cash Proceeds on each subsequent monthly payment date thereafter until the deferred Performance Fees shall have been paid in full).

8.2 Servicer Compensation. As full compensation for performing its obligations under this Agreement, Servicer shall be paid the Management Fees, which Management Fees shall be distributed by Owner to Servicer pursuant to Section 8.3. Servicer shall be required to pay all expenses incurred by it in connection with the Servicing or otherwise and shall not be entitled to reimbursement therefor; provided, however, that Servicer may retain, from the proceeds of any disposition of Collateral by Servicer in accordance with this Agreement, the Disposition Expenses incurred by Servicer in connection with such disposition. Any Disposition Expenses incurred by Servicer in accordance with this Agreement that are not retained from the proceeds of any disposition of Collateral in accordance with the foregoing sentence shall be reimbursed to Servicer pursuant to, and in accordance with, the provisions of Section 8.3.

8.3 Distributions and Clawback.

(a) All Available Cash Proceeds shall be applied by Owner monthly, on an Investment Pool-by-Investment Pool basis, in the following order of priority:

(1) first, to each Service Provider, an amount equal to the Service Provider Fees due to such Service Provider;

(2) second, to Servicer, an amount equal to the Management Fees (provided, however, that Servicer shall not be entitled to receive any Management Fees with respect to a particular month if, at any time during such month, a Triggering Event is or was continuing);

(3) third, to Servicer, an amount equal to any Disposition Expenses not retained by Servicer from the proceeds of the disposition of the applicable Collateral or otherwise previously reimbursed to Servicer;

(4) fourth, to Owner, an amount equal to any unreimbursed Owner Expenses;

(5) fifth, to Owner, an amount equal to the Preferred Return Threshold Amount not previously paid to Owner;

(6) sixth, (A) subject to deferral in accordance with Section 8.1(c), a fee to Sourcer in an amount equal to the product of (i) fifty percent (50%) of the remaining Available Cash Proceeds, multiplied by (ii) the Sourcer Fee Multiplier and (B) all Available Cash Proceeds remaining after the payment to Servicer pursuant to the foregoing clause (A) to Owner.

(b) All Investments acquired as part of any Investment Pool shall be cross-collateralized for purposes of determining payment of Monthly Fees in accordance with this Article VIII. In the event that, with respect to any Investment Pool, Owner shall have received an amount that is less than the Preferred Return Threshold Amount and Sourcer shall have been paid any Performance Fees, Sourcer shall be obligated to refund to Owner, all or a portion of such Performance Fees until the aggregate amount Owner shall have retained is an amount equal to the Preferred Return Threshold Amount; provided, however, that the rights of Owner to receive such refund shall be limited to only amounts paid to Sourcer as a result of clerical or accounting mistakes or amounts expended by such parties related to indemnity obligations, including, without limitation, costs (including judgments, settlements, etc.) associated with third party litigation or claims regarding the transactions contemplated by this Agreement.

ARTICLE IX

BOOKS, RECORDS AND REPORTS

9.1 Books and Records.

(a) At all times during the term of this Agreement, each of Sourcer and Servicer shall maintain, at its office maintained in accordance with Section 7.1, a complete and accurate set of files, books and records of all business activities and operations conducted by such Person in connection with its performance under this Agreement. Each of Sourcer and Servicer shall make its files, books and records available at a reasonable time and place to Owner and its agents and representatives, as Owner may require from time to time pursuant to this Article IX.

(b) Servicer’s records and accounts shall reflect, with respect to each Investment, all items of income and expense with respect to such Investment as well as customary information regarding the status of such Investment.

(c) Except as otherwise set forth in this Agreement, Servicer shall maintain and prepare all accounts required under this Agreement on a cash basis in accordance with generally accepted accounting principles of the United States for cash basis accounting, consistently applied.

(d) At all times and from time to time during the term of this Agreement and during the twelve (12) month period following the expiration or termination of this Agreement, each of Owner, Sourcer and Servicer and their respective authorized agents, representatives and employees may, upon reasonable prior notice to the other applicable party, examine, audit and copy, during business hours or at such other times as might be reasonable under applicable circumstances, any and all books and records of such other party related to the business activities and operations conducted by such other party with respect to the Investments and solely in connection with its performance under this Agreement. Any such examination shall be subject to the provisions of Section 15.14.

(e) Each party shall continue to maintain all files and records pertaining to the performance of this Agreement for a period of not less than twelve (12) months after the date of termination or expiration of this Agreement, unless returned or otherwise disposed of in accordance with the direction of Owner (in the case of files and records to be maintained by Servicer or Sourcer) or Servicer or Sourcer, as applicable (in the case of files and records to be maintained by Owner).

9.2 Annual Sourcing Reconciliation, Annual Servicer Budget; Servicer Reports; Audit.

(a) On or before the forty-fifth (45th) Business Day of each year, Sourcer shall prepare and deliver to Owner the Annual Sourcing Reconciliation for the prior calendar year.

(b) Servicer shall prepare and deliver following with respect to the Investments:

(i) to Owner and any lender providing financing to Owner (in each case to the address of Owner set forth in Section 15.5) and to the Backup Servicer, as soon as practicable but in any event not later than the fifteenth (15th) day of each month, with respect to each Investment Pool, (A) a

Computer Tape or Listing showing information as of the last day of the prior month, (B) a report in the form of Exhibit I attached hereto (or such other form as Owner shall approve from time to time in writing) summarizing the performance of the Investments in such Investment Pool and (C) an Eligible Third-Party Contractor List, together with a certificate of an officer of Servicer certifying (1) the accuracy and completeness of the materials provided pursuant to the foregoing clause (A) and (2) that, except as set forth in such certificate and as of the date of such certificate, all of the representations and warranties set forth in Schedule 1 are true and correct with respect to each Investment;

(ii) to Owner and any lender providing financing to Owner, in each case to the address of Owner set forth in Section 15.5, as soon as practicable but in any event not later than January 31 of each calendar year, an Officer’s Certificate stating, as to each signatory thereof, that (x) a review of the activities of Servicer during the preceding calendar year (or the portion of the preceding calendar year commencing on the date of this Agreement and ending December 31, 2006 in the case of the first such review) and of its performance under this Agreement has been made under such officer’s supervision, and (y) to the best of such officers’ knowledge, based on such review, Servicer has fulfilled all of its obligations under this Agreement throughout such calendar year (or portion thereof, as the case may be) or, if there has been a default in the fulfillment of any such obligation, specifying each such default known to such officers and the nature and status thereof and the action being taken to cure such default; and

(iii) to Owner and any lender providing financing to Owner, promptly following any request, a report identifying all Investments, together with such other customary reports and information as shall be reasonably requested by Owner or such lender.

All of the reports required to be provided by Servicer pursuant to this Section 9.2(b) shall be in a form reasonably acceptable to Owner. Upon Owner’s request, to the extent feasible, Servicer shall provide for transfer on diskette of all reports required pursuant to this Section 9.2(b) and any servicing or other data regarding the Investments as Owner shall request.

(c) Owner shall have the right to cause an auditor to prepare one or more written reports (each an “Audit Report”) and internal control letter, at Owner’s expense, stating whether (i) payments made to Servicer pursuant to Section 8.3(a)(3) during the applicable calendar year accurately reflected the Disposition Expenses incurred by Servicer during such calendar year in all material respects, and if not, specifying the inaccuracies and the effect of such inaccuracies on any amounts previously paid to Servicer and/or (ii) the Sourcing Costs reflected in the Annual Sourcing Reconciliation for the applicable calendar year accurately reflected the Sourcing Costs incurred by Sourcer during such calendar year in all material respects, and if not, specifying the inaccuracies and the effect of such inaccuracies on the Excess Sourcing Fees reimbursed or to be reimbursed to Owner in respect of such calendar year. If Owner has caused an Audit Report to be prepared, Owner will deliver a copy of the Audit Report to Servicer and/or Sourcer (as applicable) as soon as practicable after its completion. If any

Audit Report reflects any inaccuracies which reveal that Servicer and/or Sourcer (as applicable), is entitled to receive greater or lesser amounts from Owner, Servicer and/or Sourcer (as applicable), shall be entitled to respond to and/or contest the findings of such Audit Report within ten (10) days after receipt by such Person of the Audit Report. Within thirty (30) days after receipt of such Audit Report, Servicer and/or Sourcer (as applicable), will pay to Owner, or Owner will pay to Servicer and/or Sourcer (as applicable), as the case may be, the amount required to restore the parties to the position they would have occupied absent such inaccuracies, excluding any amounts under dispute.

ARTICLE X

OWNER’S RESPONSIBILITIES

10.1 Designate Representatives. On the date of this Agreement, and as necessary from time to time thereafter, Owner shall designate in writing at least two (2) representatives (and continue to have designated at least two representatives at all times during the term of this Agreement) with whom Servicer shall communicate, and provide notice as required under this Agreement, regarding all issues pertaining to the Investments. Each representative shall have authority to act on behalf of Owner on any and all matters requiring Owner’s consent or approval or receipt of notice hereunder. The initial representatives shall be set forth in an Owner Notice delivered by Owner.

10.2 Furnish Information and Cooperation with Servicer. Owner shall furnish Servicer information required of Owner and otherwise provide cooperation and assistance to Servicer to permit the orderly performance of Servicer’s duties under this Agreement.

ARTICLE XI

INDEMNIFICATION

11.1 Sourcer’s Indemnification. As a material inducement to Owner to enter into this Agreement, Sourcer hereby unconditionally and irrevocably covenants and agrees to indemnify, defend and hold harmless Owner and Owner Trustee, their respective Affiliates, successors and assigns, and all of their respective officers, members, partners, agents, employees and controlling Persons (collectively, “Owner Indemnitees”) against any and all claims, losses, penalties, fines, forfeitures, judgments, reasonable attorneys’ fees and related litigation costs, fees and expenses and amounts paid in settlement (collectively, “Owner Losses”) actually and reasonably incurred in connection with any claim(s) against any Owner Indemnitee which are finally determined to have been primarily caused by Sourcer’s negligence, bad faith or willful misconduct in connection with Sourcer’s performance under this Agreement, unless the relevant actions were taken with the consent of Owner or at the direction of Owner; provided, however, if and to the extent that such Owner Losses are covered and actually paid by insurance, the Owner Indemnitees will be indemnified only to the extent of any deductible and any uninsured Owner Losses of the type described above. Sourcer further covenants and agrees to make full and timely payment to each and every Owner Indemnitee of any reasonable expenses (including reasonable attorneys’ fees) which such Owner Indemnitee may incur in the enforcement of this Section 11.1 against Sourcer.

11.2 Servicer’s Indemnification. As a material inducement to Owner to enter into this Agreement, Servicer hereby unconditionally and irrevocably covenants and agrees to indemnify, defend and hold each Owner Indemnitee harmless against any and all Owner Losses actually and reasonably incurred in connection with any claim(s) against any Owner Indemnitee which are finally determined to have been primarily caused by Servicer’s negligence, bad faith or willful misconduct in connection with Servicer’s performance under this Agreement, unless the relevant actions were taken with the consent of Owner or at the direction of Owner; provided, however, if and to the extent that such Owner Losses are covered and actually paid by insurance or the fidelity bond required to be maintained by Servicer pursuant to Section 12.2, the Owner Indemnitees will be indemnified only to the extent of any deductible and any uninsured Owner Losses of the type described above. Servicer further covenants and agrees to make full and timely payment to each and every Owner Indemnitee of any reasonable expenses (including reasonable attorneys’ fees) which such Owner Indemnitee may incur in the enforcement of this Section 11.2 against Servicer.

11.3 Owner’s Indemnification.

(a) As a material inducement to Sourcer to enter into this Agreement, Owner hereby unconditionally and irrevocably covenants and agrees to indemnify, defend and hold harmless Sourcer, its Affiliates, successors and assigns, and all of its and their respective officers, directors, members, partners, agents, employees and controlling Persons (collectively, “Sourcer Indemnitees”) against any and all claims, losses, penalties, fines, forfeitures, judgments, reasonable attorneys’ fees and related litigation costs, fees and expenses and amounts paid in settlement (collectively, “Sourcer Losses”) actually and reasonably incurred in connection with any claim(s) against any Sourcer Indemnitee which result from or are based upon actions taken with the consent of Owner, at the direction of Owner or which otherwise arise from or relate to the Investments, this Agreement or Sourcer’s performance (or lack of performance) under this Agreement, unless and to the extent such Sourcer Losses are finally determined to have been caused primarily by Sourcer’s negligence, bad faith or willful misconduct in connection with Sourcer’s performance under this Agreement; provided, however, if and to the extent that such Sourcer Losses are covered and actually paid by insurance, then the Sourcer Indemnitees will be indemnified only to the extent of any deductible and any uninsured Sourcer Losses of the type described above. Owner further covenants and agrees to make full and timely payment to each and every Sourcer Indemnitee of any reasonable expenses (including reasonable attorneys’ fees) which such Sourcer Indemnitee may incur in the enforcement of this Section 11.3(a) against Owner.

(b) As a material inducement to Servicer to enter into this Agreement, Owner hereby unconditionally and irrevocably covenants and agrees to indemnify, defend and hold harmless Servicer, its Affiliates, successors and assigns, and all of its and their respective officers, directors, members, partners, agents, employees and controlling Persons (collectively, “Servicer Indemnitees”) against any and all claims, losses, penalties, fines, forfeitures, judgments, reasonable attorneys’ fees and related litigation costs, fees and expenses and amounts paid in settlement (collectively, “Servicer Losses”) actually and reasonably incurred in connection with any claim(s) against any Servicer Indemnitee which result from or are based upon actions taken with the consent of Owner, at the direction of Owner or which otherwise arise from or relate to the Investments, this Agreement or Servicer’s performance (or lack of performance) under this

Agreement, unless and to the extent such Servicer Losses are finally determined to have been caused primarily by Servicer’s negligence, bad faith or willful misconduct in connection with Servicer’s performance under this Agreement; provided, however, if and to the extent that such Servicer Losses are covered and actually paid by insurance, then the Servicer Indemnitees will be indemnified only to the extent of any deductible and any uninsured Servicer Losses of the type described above. Owner further covenants and agrees to make full and timely payment to each and every Servicer Indemnitee of any reasonable expenses (including reasonable attorneys’ fees) which such Servicer Indemnitee may incur in the enforcement of this Section 11.3(b) against Owner.

(c) For the avoidance of doubt, the indemnification provided for in this Section 11.3 is not intended to modify or extend the scope of any provision of this Agreement governing the obligation of Owner to pay or reimburse to Sourcer or Servicer any expenses incurred by such party in connection with its services under this Agreement.

(d) All amounts payable by Owner pursuant to this Section 11.3 shall be paid out of the assets of the trust comprising Owner and shall not be the personal liabilities of the Owner Trustee.

11.4 Indemnity Procedures.

(a) If any claim shall be asserted, or any action, suit or other proceeding shall be instituted, by a third party against any Indemnitee with respect to any occurrence as to which the other party (the “Indemnifying Party”) shall have any indemnity obligation under this Agreement, such Indemnitee shall promptly notify the Indemnifying Party of the assertion of such claim, action, suit or proceeding and shall tender the defense and, subject to this Section 11.4, settlement or compromise of any such claim, action, suit or proceeding to Indemnifying Party for conduct thereof by Indemnifying Party. The Indemnifying Party shall timely commence and diligently continue such defense, settlement or compromise at its sole expense. The Indemnifying Party shall have the right to select counsel, subject to the Indemnitee’s prior written approval, which approval shall not be unreasonably withheld or delayed, for such defense. Should any such claim, action, suit or proceeding result in a final and unappealable judgment, the Indemnifying Party shall promptly pay the same. Each Indemnitee shall cooperate with the Indemnifying Party to the extent the Indemnifying Party may reasonably request such cooperation, but at the sole expense of the Indemnifying Party. The Indemnifying Party shall succeed to and have the benefit of all the defenses, claims and other rights of each Indemnitee relating to or affecting any obligation or liability of the Indemnifying Party under this indemnity, and each Indemnitee agrees to fully disclose any and all such defenses, claims and other rights to the Indemnifying Party and, upon request, to promptly execute any documents and take any other action (at the sole expense of the Indemnifying Party) necessary or desirable to transfer to the Indemnifying Party the right to benefit from such defenses, claims or other rights. The Indemnitee shall have the right (but shall not have the obligation), upon notice to the Indemnifying Party at any time and at its own cost and expense, to participate in the defense of any such claim, action, suit or proceeding, to be represented by counsel of its choice (provided, however, that the Indemnifying Party shall not be liable under this subparagraph for the fees and expenses of more than one counsel for all Indemnitees unless a conflict of interest exists between or among the Indemnitees) and to assert in any such action, suit or proceeding any counterclaims or cross claims the Indemnitee may have.

(b) In the event the Indemnifying Party fails to timely commence the defense, settlement or compromise thereof, the Indemnitee shall have the right (but shall not have the obligation), upon notice to the Indemnifying Party and failure of the Indemnifying Party to act, defend, settle, compromise or take such other action as the Indemnitee shall deem necessary in connection with any such claim, action, suit or proceeding (and, in the event it is determined that the Indemnitee was entitled to be indemnified under this Article XI by the Indemnifying Party), to be indemnified by the Indemnifying Party for the entire cost of defense, including reasonable attorneys’ fees and disbursements and experts’ fees and expenses (including those incurred in connection with appellate proceedings). Notwithstanding the foregoing, if any party making such claim or any party to any such action, suit or proceeding shall take any action to create or impose any lien or encumbrance on any of the assets of the Indemnitee in respect of such claim, action, suit or proceeding or if any judgment shall be entered which would result in the Indemnitee being obligated to pay the same, the Indemnifying Party shall provide such bond, deposit or take such other action as shall be required to prevent the creation or imposition of any such lien and to stay the execution of such judgment pending any appeal or other proceeding prior to final entry thereof. The Indemnifying Party shall have the right to settle or compromise any such claim, action, suit or proceeding without the prior written consent of the Indemnitee, provided that any such settlement involves solely the payment of money and, at the time of such settlement or compromise, the Indemnifying Party shall satisfy and discharge any and all liability of the Indemnitee resulting therefrom or shall post security reasonably satisfactory to the Indemnitee to assure the ultimate satisfaction and discharge of such liability. Except as provided in the preceding sentence, the Indemnifying Party shall not settle or compromise any such claim, action, suit or proceeding without the prior written consent of the Indemnitee, which consent shall not be unreasonably withheld or delayed. The failure or delay of the Indemnitee to promptly notify the Indemnifying Party of the institution of any claim, action, suit or other proceeding shall not release or otherwise limit the indemnification obligation of the Indemnifying Party except to the extent that the Indemnifying Party shall be prejudiced by the failure or delay of the Indemnitee to give the Indemnifying Party notice of such action, suit or proceeding.

11.5 Recovery of Costs in Resolving Disputes. In the event any dispute between the parties to this Agreement shall result in litigation or other proceeding, the court shall have the discretion to award to the prevailing party all reasonable costs and expenses, including, without limitation, reasonable attorneys’ fees and disbursements, incurred by the prevailing party in connection with such litigation or other proceeding and any appeal thereof. Such costs, expenses, fees and disbursements shall be included in and made a part of the judgment recovered by the prevailing party, if any.

ARTICLE XII

SERVICER INSURANCE; FIDELITY BOND

12.1 Servicer Insurance. Servicer shall maintain in force an “errors and omissions” and an employee fidelity insurance policy, in each case, (i) in an amount not less than

$2,000,000, (ii) in a form reasonably acceptable to Owner, in any case, that would cover any loss of Cash Proceeds hereunder caused by employee dishonesty, (iii) with an insurance company reasonably acceptable to Owner, (iv) naming the Owner as loss payee and (v) containing any customary endorsements that are requested by any lender providing financing to Owner. Unless otherwise directed by Owner, Servicer shall prepare and present, on behalf of itself and Owner, claims under any such policy in a timely fashion in accordance with the terms of such policy, and upon the filing of any claim on any policy described in this Section 12.1, Servicer shall promptly notify Owner of such claim and deposit the proceeds of any such claim into the Collection Account. As soon as practicable after the date of this Agreement, Servicer shall deliver copies of such policies to Owner, together with a certification from the applicable insurance company that such policy is in force on such date. Servicer shall deliver proof of maintenance of such policies, in form and substance reasonably acceptable to Owner, on each succeeding six (6) month anniversary of the date of this Agreement (or if such day is not a Business Day, the next succeeding Business Day).

12.2 Fidelity Bond. Servicer shall obtain and maintain at all times, at its own expense, and shall comply with the provisions of, a blanket fidelity bond with a responsible company and with broad coverage of all officers, employees or other persons acting in any capacity with regard to the Investments or handling funds, money, documents and papers relating to the Investments. Any such fidelity bond shall protect and insure Owner, at a minimum, against losses, including theft, embezzlement and fraud. The minimum coverage under any such bond shall be at least $1,000,000. No provision of this Section 12.2 requiring such fidelity bond shall diminish or relieve Servicer from its duties and obligations as set forth in this Agreement. Within thirty (30) days after the date of this Agreement, Servicer shall deliver or cause to be delivered to Owner a certificate of insurance (and, upon request by Owner, a certified true copy of the blanket fidelity bond), a certificate from the insurer certifying the existence of the same and a statement from the issuer that such policy shall in no event be terminated or materially modified without at least thirty (30) days’ prior written notice to Owner. Owner shall be notified of all draws or claims against the fidelity bond related to this Agreement.

ARTICLE XIII

REMEDIES UPON EVENT OF DEFAULT; TERMINATION RIGHTS

13.1 Curable Events of Default. In the event of the occurrence of a Curable Event of Default, the Non-Defaulting Party shall provide the Defaulting Party written notice setting forth the nature of such Curable Event of Default, and the Defaulting Party shall have fifteen (15) Business Days after receipt of such written notice to cure such Curable Event of Default (except with respect to a Curable Event of Default that can be cured by the payment of a monetary sum only, in which event such Defaulting Party shall have five (5) Business Days after receipt of such written notice to cure the same).

13.2 Remedies of Owner. Upon the occurrence of an Sourcer Event of Default (and, with respect to a Sourcer Event of Default that is a Curable Event of Default, the failure of Sourcer to cure such Sourcer Event of Default within any applicable cure periods provided pursuant to Section 13.1), Owner may terminate this Agreement by written notice to Sourcer. Upon the occurrence of a Servicer Event of Default (and, with respect to a Servicer Event of

Default that is a Curable Event of Default, the failure of Servicer to cure such Servicer Event of Default within any applicable cure periods provided pursuant to Section 13.1), Owner may terminate the appointment of Servicer under this Agreement by written notice to Servicer and may thereafter replace Servicer with the Backup Servicer; provided, however, that if Initial Servicer is Servicer at the time that any Servicer Event of Default occurs, Owner may elect to terminate this Agreement by written notice to Sourcer and Servicer. The right of termination set forth in this Section 13.2 shall not be the exclusive remedy available to Owner, it being agreed and acknowledged by the parties to this Agreement that, upon the occurrence of a Sourcer Event of Default or a Servicer Event of Default (and the expiration of any applicable cure periods), Owner may pursue any remedies available at law or in equity.

13.3 Remedies of Sourcer. Upon the occurrence of an Owner Event of Default (and, with respect to an Owner Event of Default that is a Curable Event of Default, the failure of Owner to cure such Owner Event of Default within any applicable cure periods provided pursuant to Section 13.1), Sourcer may terminate this Agreement by written notice to Owner. The right of termination set forth in this Section 13.3 shall not be the exclusive remedy available to Sourcer, it being agreed and acknowledged by the parties to this Agreement that, upon the occurrence of an Owner Event of Default (and the expiration of any applicable cure periods), Sourcer may pursue any remedies available at law or in equity. Sourcer shall have no rights or remedies against Servicer upon the occurrence of a Servicer Event of Default, any such rights and remedies being hereby waived and released by Sourcer.

13.4 Remedies of Servicer. Upon the occurrence of an Owner Event of Default (and, with respect to an Owner Event of Default that is a Curable Event of Default, the failure of Owner to cure such Owner Event of Default within any applicable cure periods provided pursuant to Section 13.1), Servicer’s sole remedy shall be to terminate its appointment as Servicer under this Agreement and to seek any damages available at law resulting from such Owner Event of Default. Servicer shall have no rights or remedies against Sourcer upon the occurrence of a Sourcer Event of Default, any such rights and remedies being hereby waived and released by Servicer.

13.5 Other Termination of Agreement or Appointment of Servicer by Owner. Owner may, in its sole discretion and at any time during the term of this Agreement, either (A) terminate this Agreement or (B) terminate the appointment of Servicer, in either case, by delivery of written notice to Sourcer and Servicer not less than ninety (90) days’ prior to the Termination Effective Date.

13.6 Termination by Owner Upon Sourcer Key Man Event. Without limiting Owner’s rights pursuant to Section 13.5 above, at any time after the occurrence of a Sourcer Key Man Event, Owner may terminate this Agreement by written notice to Sourcer.

13.7 Effect of Termination. Upon any termination of this Agreement by a party hereto or the termination of the appointment of such party or another party in accordance with the terms of this Article XIII, such termination shall be effective upon the Termination Effective Date. In the case of a termination by Owner of this Agreement in accordance with Section 13.2 or Section 13.6 or a termination by Sourcer of this Agreement in accordance with Section 13.3, this Agreement shall automatically terminate on the Termination Effective Date. In the case of a termination by Owner of the appointment of Servicer in accordance with Section 13.2 or Section 13.5 or a termination by Servicer of its appointment in accordance with Section 13.4, such appointment shall automatically terminate on the Termination Effective Date and all authority and power of Servicer shall pass to and be vested in Backup Servicer. In the event that this Agreement (or, with respect to Servicer, the appointment of Servicer) is terminated in accordance with this Article XIII, Sourcer and Servicer (or Servicer, in the case of a termination of the appointment of Servicer) shall be entitled to receive all fees and reimbursements of expenses provided for in this Agreement to the extent earned, accrued or incurred in accordance with this Agreement prior to the Termination Effective Date. From and after the Termination Effective Date, Sourcer and Servicer (or Servicer, in the case of a termination of the appointment of Servicer) shall not be entitled to receive any fees or reimbursements of expenses provided for in this Agreement, whether or not the same have been earned, accrued or incurred prior to the Termination Effective Date; provided, however, that (A) the foregoing shall be inapplicable as to Sourcer in the case of a termination of this Agreement by Owner pursuant to Section 13.5 or Section 13.6, as more particularly described in the next succeeding sentence and (B) if, at the time of such termination, Initial Servicer is not Servicer, Servicer shall be entitled to receive all fees and reimbursements of expenses due to Servicer hereunder and unpaid for the period prior to the Termination Effective Date. In the case of a termination of this Agreement by Owner pursuant to Section 13.5 or Section 13.6, (i) Originator shall be entitled to receive all unpaid Sourcing Fees with respect to Investments originated prior to the Termination Effective Date (subject to Originator’s reimbursement obligations pursuant to Section 8.1(b)) and all Performance Fees payable with respect to Investments originated prior to the Termination Effective Date, whether the same become payable prior to or after the Termination Effective Date, and (ii) Servicer shall be entitled to receive all Management Fees due and unpaid with respect to periods prior to the Termination Effective Date. The provisions of this Section 13.7 shall survive the termination of this Agreement.

13.8 Duty of Cooperation. Upon the expiration or termination of this Agreement, the parties shall cooperate with each other to effect an efficient and smooth transition of responsibility with respect to the Investments.

ARTICLE XIV

REPRESENTATIONS AND WARRANTIES

14.1 FCC Representations and Warranties. FCC hereby represents and warrants to Owner as of the date hereof as follows:

(a) FCC is a corporation, duly organized, validly existing and in good standing under the laws of the State of Texas and either (i) is or will be qualified to transact business in, and is or will timely be in good standing under, the laws of each state in which any Investment is located (where the failure to be so qualified and be in good standing would materially and adversely interfere with the ability of FCC to service the Investments in accordance with the terms of this Agreement) or (ii) is otherwise exempt under applicable law from such qualification, and no demand for such qualification has been made upon FCC by any such state.

(b) FCC has the full power and authority to execute, deliver and perform all transactions contemplated by this Agreement, and FCC has duly authorized the execution, delivery and performance of this Agreement and has duly executed and delivered this Agreement.

(c) The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the performance of, or compliance with, the terms and conditions of this Agreement will not (i) conflict with or result in a breach of any of the terms, conditions or provisions of FCC’s articles of incorporation, bylaws or any agreement or instrument to which FCC is now a party or by which it is bound or (ii) constitute a default under any of the foregoing.

(d) FCC in good faith believes that it can perform each and every covenant of this Agreement to be performed by it, as both Sourcer and Servicer, in all material respects.

(e) There is no litigation pending against FCC or, to FCC’s knowledge, threatened against FCC which, if determined adversely to FCC, would adversely affect the ability of FCC to perform its obligations hereunder in accordance with the terms hereof or which would have a material adverse effect on the financial condition of FCC.

(f) No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by FCC of, or the compliance by FCC with, this Agreement or the consummation of the transactions contemplated by this Agreement, other than, with respect to such performance by FCC, certain licenses required in order to comply with federal, state and local laws and other governmental rules and regulations governing the transactions contemplated by this Agreement.

(g) No representation, warranty or statement of FCC in this Agreement is untrue or inaccurate in any material respect.

(h) None of FCC, USHS nor any of their respective Affiliates are, as of the date of this Agreement, borrowers under any Revolving Receivable Facility, and all amounts due under any Revolving Receivable Facility to which any such Person was previously a party were repaid in full upon the termination of such facility.

(i) Concurrently with the execution and delivery of this Agreement by FCC, each Principal has executed and delivered to Owner a non-competition agreement in accordance with Section 15.12(e).

14.2 Owner Representations and Warranties. Owner hereby represents and warrants to FCC as of the date hereof as follows:

(a) Owner is a statutory trust duly organized, validly existing and in good standing under the laws of the State of Delaware and either (i) is or will be qualified to transact business in, and is or will timely be in good standing under, the laws of each state in which any Investment of Owner is located (where the failure to be so qualified and be in good standing would materially and adversely interfere with the ability of Owner to own, collect or dispose of such Investments in accordance with the terms of this Agreement) or (ii) is otherwise exempt under applicable law from such qualification, and no demand for such qualification has been made upon Owner by any such state.

(b) Owner has the full power and authority to execute, deliver and perform all transactions contemplated by this Agreement, and Owner has duly authorized the execution, delivery and performance of this Agreement and has duly executed and delivered this Agreement.

(c) The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the performance of or compliance with the terms and conditions of this Agreement will not (i) conflict with or result in a breach of any of the terms, conditions or provisions of the Owner Trust Agreement or any agreement or instrument to which Owner is now a party or by which it is bound or (ii) constitute a default under any of the foregoing.

(d) Owner in good faith believes that it can perform each and every covenant of this Agreement to be performed by it in all material respects.

(e) There is no litigation pending against Owner or, to Owner’s knowledge, threatened against Owner which, if determined adversely to Owner, would adversely affect the ability of Owner to perform its obligations under this Agreement or which would have a material adverse effect on the financial condition of Owner.

(f) No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by Owner of, or compliance by Owner with, this Agreement or the consummation of the transactions contemplated by this Agreement.

(g) No representation, warranty or statement of Owner in this Agreement is untrue or inaccurate in any material respect.

ARTICLE XV

MISCELLANEOUS PROVISIONS

15.1 No Partnership Intended. Nothing in this Agreement shall be deemed or construed to create a co-partnership or joint venture between the parties hereto.

15.2 Entire Agreement. This Agreement embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings other than those expressly set forth or referred to herein. This Agreement supersedes any and all prior agreements and understandings between the parties or either of the parties and any Affiliate of any party with respect to such subject matter.

15.3 Amendment and Counterparts. This Agreement may only be amended, supplemented or otherwise modified in writing signed by the parties hereto. This Agreement and any amendment hereto may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

15.4 Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns; provided, however, that neither Sourcer nor Servicer may assign this Agreement without the prior consent of Owner. Notwithstanding any provision to the contrary, Owner shall have the right to assign this Agreement (i) to any Affiliate of Owner and/or (ii) to a lender (A) as collateral security for Owner’s obligation to repay a loan from such lender to Owner and/or (B) upon the exercise by such lender of remedies available to it under the applicable loan documents following a default by Owner under such loan documents, in each case so long as Owner remains liable for the obligations and responsibilities of Owner hereunder. Except as may otherwise be expressly provided herein, nothing contained in or referred to in this Agreement is intended or shall be construed to give any Person other than parties hereto any legal or equitable right, remedy or claim under or in respect of this Agreement or any provisions hereof, it being the intention of the parties hereto that this Agreement, the assumption of obligations and statements of responsibilities in this Agreement and all other conditions and provisions of this Agreement are for the sole and exclusive benefit of the parties hereto and for the benefit of no other Person.

15.5 Notices. Any report, demand, notice or other communication required or permitted to be given hereunder shall be in writing, and shall be delivered by (i) facsimile (with a hard copy and a transmission confirmation sent by a recognized overnight national courier service (such as FedEx) for next Business Day delivery), (ii) a recognized overnight national courier service (such as FedEx) for next Business Day delivery, or (iii) certified or registered mail, return receipt requested, first-class postage prepaid, in each case to the parties at the addresses set forth below (or to such other addresses as any party may specify by due notice to the other):

If to Owner:

c/o U.S. Bank Trust National Association

60 Livingston Avenue

EP-MN-WS3D

St. Paul, MN 55107

Attention: Structured Finance/FCC Investment Trust I

Facsimile No.: (866) 831-7910

Confirmation No.: (651) 495-3855

With a copy to:

FCC Investment Trust I

at the address set forth in the Owner Notice

If to Sourcer	First Consumer Credit, Inc.
c/o US Home Systems, Inc.
405 SH 121 Bypass
Building A., Suite 250
Lewisville, TX 75067

Attn.: Mr. James D. Borschow
Attn.: Mr. Murray H. Gross
Facsimile: (972) 459-9258

If to Servicer	First Consumer Credit, Inc.
c/o US Home Systems, Inc.
405 SH 121 Bypass
Building A., Suite 250
Lewisville, TX 75067
Attn.: Mr. James D. Borschow and
Attn.: Mr. Murray H. Gross
Facsimile: (972) 459-9258

Any notice delivered to a party’s designated address by (a) recognized overnight national courier service or (b) registered or certified mail, return receipt requested, shall be deemed to have been received by such party at the time the notice is delivered to such party’s designated address. Any notice delivered to a party’s designated address by facsimile shall be deemed to have been delivered when the appropriate confirmation is issued to the sender, provided that the sender shall send a hard copy and a transmission confirmation by recognized overnight national courier service as provided above. Each party hereby agrees that (i) it will not refuse or reject delivery of any notice given in accordance with the provisions of this Section 15.5, (ii) it will acknowledge, in writing, receipt of the same upon request by any other party and (iii) any notice rejected or refused by it shall be deemed for all purposes of this Agreement to have been received by the rejecting party on the date so refused or rejected, as conclusively established by the records of the delivery or courier service.

15.6 Severability. The invalidity or unenforceability of any provision of this Agreement shall not impair the validity or enforceability of any other provision.

15.7 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York pursuant to Section 5 - 1401 of the New York General Obligations Law.

15.8 Headings. The headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

15.9 No Waiver. No waiver shall be effective against either party unless it is in writing, signed by that party. No waiver by either party of any breach of any term or covenant contained in this Agreement shall operate as a waiver of such term or covenant itself, or of any subsequent breach thereof.

15.10 Survival. The covenants contained in this Agreement which, by their terms, require their performance after the expiration or termination of this Agreement shall be enforceable notwithstanding the expiration or other termination of this Agreement, including, without limitation, (a) the parties’ respective indemnity and other obligations under Article XI, (b)

the representations and warranties of the parties set forth in Article XIV, (c) provisions of this Agreement relating to the availability and maintenance of books and records, (d) the provisions of Article XIII and (e) the confidentiality provisions of Section 15.14.

15.11 Limitation of Recourse. There shall be no liability under this Agreement of, nor any recourse under this Agreement to, any member, officer, director, affiliate, employee or agent of a party to this Agreement, except as set forth in Article XI.

15.12 Exclusivity; Non-Compete.

(a) Until such time as is permissible pursuant to paragraphs (c) and (d) below, without Owner’s prior written consent (which may be withheld by Owner in its sole discretion), none of FCC or its Affiliates shall engage, directly or indirectly, in any Venture Business other than through the transaction contemplated by this Agreement (and other than the acquisition by FCC of an interest in an Investment pursuant to a Co-Investment Agreement).

(b) Commencing with the 2007 Investment Year and thereafter during the term of this Agreement, FCC shall have the option to offer, in writing to Owner, the opportunity to participate in a new Investment Pool for the purpose of acquiring Eligible Investments during the following Investment Year in accordance with this Agreement. Such offer shall be delivered no earlier than September 30 in each year and no later than October 31 of such year. Owner shall respond to such offer within thirty (30) days of Owner’s receipt thereof.

(c) If Owner shall decline any such offer described in Section 15.12(b) above or otherwise fails to accept such offer within thirty (30) days of receipt thereof, then FCC and its Affiliates shall not be obliged to comply with Section 15.12(a) above after the date of expiration of the then current Investment Year.

(d) In the event that FCC shall not make an offer to Owner to participate in a new Investment Pool as set forth in Section 15.12(b) above, then FCC and its Affiliates, for a period of twelve (12) months after the expiration of the then current Investment Year (the “Offer Period”), shall be obligated to offer in writing to Owner the opportunity to acquire any new Eligible Investments and provide Owner with an Eligible Investment Summary with respect to such Eligible Investment prior to FCC or its Affiliates acquiring such Eligible Investments on their own behalf or otherwise offering such Eligible Investments to a third party or facilitating the making of such Eligible Investment by a third party. Owner shall respond to such offer or request further information that it reasonably requires to evaluate the same within five (5) Business Days of Owner’s receipt of the Eligible Investment Summary. If Owner has requested additional information, within two (2) Business Days of receipt thereof, Owner shall either elect or decline such offer, as set forth in the Eligible Investment Summary, with a failure to respond being deemed that Owner has declined such Eligible Investment. If Owner shall decline any such offer described in this Section 15.12(d) or fail to respond to such offer within five (5) Business Days of Owner’s receipt of the Eligible Investment Summary or, if Owner had requested additional information, within two (2) Business Days of receipt thereof, then FCC or any Affiliate thereof may thereafter acquire such Eligible Investment on its own behalf or otherwise offer such Eligible Investment to a third party, in either case, on terms no more favorable than the terms offered to Owner. Upon the expiration of the Offer Period, FCC and its

Affiliates shall no longer be obligated to comply with this Section 15.12(d) or Section 15.12(a) above.

(e) FCC shall cause each Principal to execute an agreement with Owner, in substantially the form of Exhibit L attached hereto, pursuant to which such Principal shall agree that he or she shall not, so long as he or she is employed by FCC or continues to own, directly or indirectly, more than five percent (5%) of the equity of FCC, and for a further period of one (1) year after ceasing to be so employed or to own such equity interest, directly or indirectly, own (except less than five percent (5%) of a publicly traded company), manage, operate, or materially participate in any business which conducts the Venture Business. Such agreement shall set forth in more detail the conditions under which such restrictions shall be applicable.

15.13 Rights of FCC in Eligible Investments. In addition to its right to acquire an Eligible Investment declined by Owner pursuant to Section 15.12(d) above, in the event that Owner shall elect not to purchase or otherwise acquire any Eligible Investment proposed by FCC in accordance with this Agreement, FCC or any Affiliate thereof may thereafter acquire such Eligible Investment on its own behalf or otherwise offer such Eligible Investment to a third party, in either case, on terms no more favorable than the terms offered to Owner.

15.14 Confidentiality. Each party hereto shall, and shall direct all of its partners, members, shareholders, directors, officers, employees, attorneys, accountants, trustees, consultants, Affiliates and advisors having access to any Confidential Information, to keep confidential and not disclose any Confidential Information unless (i) such disclosure shall be required by applicable law, governmental rule or regulation, court order or administrative or arbitral proceeding or by any bank or insurance regulatory authority having jurisdiction over such Member, (ii) such disclosure is reasonably required in connection with any tax audit involving such party or (iii) such disclosure is reasonably required in connection with any litigation or other dispute against or involving such party; provided, however, in the event that a party is required or permitted to disclose any Confidential Information in accordance with the foregoing clause (i), (ii) or (iii), such party shall use good faith efforts to notify the other parties of the intended disclosure of such Confidential Information reasonably in advance of such disclosure. Notwithstanding anything to the contrary herein, any party may disclose (A) to its Affiliates or investors and, to the extent doing so reasonably advances or protects the interests of the transactions contemplated by this Agreement, to other Persons, the identity of the other parties hereto and (B) with respect to Sourcer, (1) to its Affiliates or investors, its interest in any Investment and the terms thereof and (2) to any Person, a description of the Investments (not to include any information relating to price paid for such Investments). Further, any person (and each employee, representative, or other agent of such person) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to such person relating to such tax treatment and tax structure.

15.15 Cooperation. Owner, Sourcer and Servicer agree to cooperate to modify this Agreement in the event that changes hereto are reasonably required by any Custodian.

15.16 Exculpation. This Agreement has been executed and delivered by U.S. Bank Trust National Association, not in its individual capacity, but solely in its capacity as trustee of Owner under the Owner Trust Agreement, and notwithstanding any other provision of this Agreement, in no event shall U.S. Bank Trust National Association have any liability in respect of the representations, warranties or obligations of Owner hereunder, as to all of which recourse shall be had solely to the assets of Owner. For all purposes of this Agreement and each other document executed by Owner in connection herewith, U.S. Bank Trust National Association, in its capacity as trustee of Owner under the Owner Trust Agreement, shall be entitled to the benefits of the Owner Trust Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

OWNER:

FCC INVESTMENT TRUST I, a Delaware statutory trust

By:	U.S. Bank Trust National Association, not in its individual capacity but solely as trustee of the above-captioned trust

By:
Name:
Title:

Sourcing and Servicing Agreement

SOURCER:

FIRST CONSUMER CREDIT, INC., a Texas corporation

By:
Name:
Title:

INITIAL SERVICER:

FIRST CONSUMER CREDIT, INC., a Texas corporation

By:
Name:
Title:

Sourcing and Servicing Agreement

SCHEDULE 1

REPRESENTATIONS AND WARRANTIES

WITH RESPECT TO ELIGIBLE INVESTMENTS

1. The Contract with respect to the Eligible Investment represents the genuine, legal, valid, binding and full recourse payment obligation of the Obligor thereunder, enforceable in accordance with its terms (subject, as to enforceability, to bankruptcy, insolvency and other similar laws relating to the enforcement of creditors rights generally and the availability of equitable remedies) and the Obligor, with respect to such Contract (and any guarantor of the Obligor’s obligations thereunder), had full legal capacity to execute and deliver such Contract and any other documents related thereto.

2. The Obligor under the Contract with respect to the Eligible Investment is not a Government Entity.

3. The Contract with respect to the Eligible Investment conforms to all requirements of the Credit Policy applicable to such Contract.

4. The Contract with respect to the Eligible Investment (i) was originated by a Contractor in the ordinary course of such Contractor’s business and (ii) contains customary and enforceable provisions with respect to the related Collateral.

5. No fraud and, in addition, no material error, omission, misrepresentation, negligence or similar occurrence with respect to the Contract with respect to the Eligible Investment and each other agreement included in the Investment File related to each such Contract has taken place on the part of any Person, including, without limitation, the Obligor, the related Contractor, any appraiser, any builder or developer, or any other party involved in the origination or purchase of the Contract. No fraud or material misrepresentation has occurred on the part of the related Contractor with respect to the Contract.

6. The Contractor Sale Agreement with respect to the Eligible Investment is in full force and effect and no defaults have occurred on the part of the Eligible Contractor party thereto (except to the extent such defaults are individually, or in the aggregate, inconsequential with respect to such Contract).

7. The Contract with respect to the Eligible Investment is not the subject of any litigation on the part of the Obligor, nor is it subject to any right of rescission, setoff, counterclaim or defense on the part of the Obligor thereunder.

8. The Contract with respect to the Eligible Investment (i) provides for regularly scheduled monthly payments of principal and interest (except with respect to Promotional Contracts approved by Owner), (ii) is calculated at a fixed yield, (iii) is fully amortizing in periodic installments over its remaining term, (iv) provides for acceleration of the indebtedness thereunder (to the extent allowed by applicable law) if the related Obligor is in default under or has otherwise violated or breached any material provision of such Contract and (v) prohibits any

Schedule 1-1

assignment of the Contract by the related Obligor.

9. The Contract with respect to the Eligible Investment is payable by an Obligor that is a natural person.

10. The Contract with respect to the Eligible Investment (i) relates to a Property located in one of the states of the United States or the District of Columbia, (ii) was originated in the United States and (iii) is denominated in United States Dollars.

11. The Contract with respect to the Eligible Investment is by its terms an absolute and unconditional obligation of the related Obligor and is non-prepayable without the payment in full of principal and accrued interest and finance charges prior to the expiration of the term of such Contract; and the rights with respect to such Contract are assignable by the Contractor (and its successors and assigns) without the consent of or notice to any Person.

12. The items contained in the Investment File with respect to the Contract for the Eligible Investment are substantially in the forms delivered to Owner prior to the date hereof or have otherwise been approved by Owner in writing.

13. All requirements of applicable federal, state and local laws, and regulations thereunder (including, without limitation, usury laws, licensing laws and regulations, the Federal Truth-in-Lending Act, the Georgia Fair Lending Act (if applicable), the Equal Credit Opportunity Act, the Fair Credit Billing Act, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act, the Federal Trade Commission Act, the Magnuson-Moss Warranty Act, the Federal Reserve Board’s Regulations “B” and “Z”, the Soldiers’ and Sailors’ Civil Relief Act of 1940 and state adaptations of the National Consumer Act, and of the Uniform Consumer Credit Code, and all other consumer credit laws and equal credit opportunity and disclosure laws), in respect of such Contract and each other agreement included in the Investment File related to such Contract, the origination thereof, and the Collateral related thereto, have been complied with in all respects.

14. The Contract with respect to the Eligible Investment constitutes either an “Instrument” or “Chattel Paper” within the meaning of the Uniform Commercial Code, and there exists only one original copy of each such Contract.

15. If there is a Mortgage Contract for the Eligible Investment, the Contractor related to such Mortgage Contract shall have taken or caused to be taken all steps necessary under all applicable law in order to cause a valid, subsisting and enforceable perfected, first, second, third or fourth priority (as appropriate) security interest to exist in the Collateral securing each such Mortgage Contract.

16. With respect to the Contract for the Eligible Investment there exists an Investment File and such Investment File contains each item listed in the definition of Investment File with respect to such Contract and such Investment File is in the possession of Owner or the Custodian.

17. The Contract with respect to the Eligible Investment was not originated in, or is subject to the laws of, any jurisdiction the laws of which would make unlawful, void or voidable the sale,

Schedule 1-2

transfer and/or assignment of such Contract under the related Contractor Sale Agreement and related Contractor has not entered into any agreement with any Obligor that prohibits, restricts or conditions the sale, transfer and/or assignment of such Contract.

18. The Contract with respect to the Eligible Investment has not been sold, transferred, assigned or pledged to any Person. Sourcer has not taken any action that would impair the rights of Owner in such Contract, any related insurance policy or any proceeds thereof.

19. The Contract with respect to the Eligible Investment is not assumable by another Person in a manner which would release the Obligor thereof from such Obligor’s obligations to the related Contractor.

20. The Contract with respect to the Eligible Investment and each other agreement included in the Investment File related to such Contract is free of any default of any party thereto (including the related Contractor), counterclaims, offsets and defenses, including the defense of usury, and from any rescission, cancellation or avoidance, whether by operation of law or otherwise. There is no default, breach, violation or event of acceleration (only to the extent such event of acceleration has been or should have been declared in accordance with the Credit Policy) existing under such Contract and each other agreement included in the Investment File related to such Contract and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration (only to the extent such event of acceleration has been or should have been declared in accordance with the Credit Policy).

21. No selection procedures adverse to Owner have been utilized in selecting the Contract with respect to the Eligible Investment from all other similar Contracts originated by the related Contractor or sourced by Sourcer.

22. The Obligor and any guarantor with respect to the Contract for the Eligible Investment received a legible, completely filled-in copy of such Contract and any other document that such Obligor or such guarantor were, by the terms of the Contract or applicable law, required to receive in connection with such Contract.

23. The Contract with respect to the Eligible Investment and each other agreement included in the Investment File related to such Contract is in full force and effect in accordance with its terms and the Obligor has not or will not have suspended or reduced any payments or obligations due or to become due thereunder by reason of a default by any other party to such Contract or such other agreement; there are no proceedings pending wherein such Obligor, any other obligated party or any governmental agency has alleged that such Contract or such other agreement is illegal or unenforceable.

24. The sourcing and collection practices used by Sourcer and the related Contractor with respect to the Contract for the Eligible Investment have been in all respects legal, proper, prudent and customary in the home improvement financing and servicing business.

25. The Obligor with respect to the Contract for the Eligible Investment is not a partner,

Schedule 1-3

member or Affiliate of Sourcer or any of Sourcer’s Affiliates.

26. Neither the operation of any of the terms of the Contract with respect to the Eligible Investment or any other agreement included in the Investment File related to such Contract nor the exercise by the related Contractor or the Obligor of any right under such Contract or any other agreement included in the Investment File will render such Contract or any other agreement included in the Investment File related to such Contract unenforceable in whole or in part nor subject to any right of rescission, setoff, claim, counterclaim or defense, and no such right of rescission, set-off, claim, counterclaim or defense.

27. Sourcer and the related Contractor have duly fulfilled all obligations on their part to be fulfilled under or in connection with the sourcing, origination, acquisition and assignment of the Contract with respect to the Eligible Investment, including, without limitation, giving any notices or consents necessary to effect the acquisition of the Contract by Owner, and have done nothing to impair the rights of Owner in the Contract or payments with respect thereto. The Contract and each other agreement included in the Investment File related to such Contract (i) contain the entire agreement of the parties thereto with respect to the subject matter thereof, (ii) have not been altered, modified or amended in any respect (except to the extent such alteration, modification or amendment is inconsequential or is required under applicable law) and (iii) are free of concessions or understandings with the Obligor thereof of any kind not expressed in writing therein.

28. The transfer, assignment and conveyance of the Contract with respect to the Eligible Investment and Other Property or Related Security to Owner are not subject to and will not result in any tax, fee or governmental charge payable by Owner to any federal, state or local government which tax, fee or governmental charge is or should be payable by, or attributable to, the Sourcer or Servicer.

29. The Contract with respect to the Eligible Investment is not deemed to be an executory contract or unexpired lease subject to rejection by an Obligor under Section 365 of the Bankruptcy Code in the event that a Bankruptcy Event has occurred with respect to such Obligor.

30. The home improvements related to the Contract with respect to the Eligible Investment have been fully completed to the satisfaction of the related Obligor and a Completion Certificate with respect to such Contract has been executed by the Obligor and Contractor related thereto.

31. The Contract with respect to the Eligible Investment and all accompanying collateral documents are genuine in all respects as appearing on their face and as represented in the books and records of Sourcer, and all information set forth therein is true and correct (except to the extent any error or omission set forth therein is inconsequential).

32. If the Contract with respect to the Eligible Investment has a prepayment penalty feature, each such prepayment penalty is enforceable and each prepayment penalty is permitted pursuant to federal, state and local law.

33. The Contract with respect to the Eligible Investment does not contain provisions

Schedule 1-4

pursuant to which monthly payments are (a) paid or partially paid with funds deposited in any separate account established by the related Contractor, the Obligor, or anyone on behalf of the Obligor or (b) paid by any source other than the Obligor. (For purposes of clarification, clause (b) of this eligibility criteria does not restrict payments with respect to a Contract by the Obligor’s family or friends.)

34. All payments made under the Contract with respect to the Eligible Investment have been properly credited against the Outstanding Balance of such Contract.

35. The Contract with respect to the Eligible Investment is not a revolving home equity line of credit.

36. Interest on the Contract with respect to the Eligible Investment is calculated on the basis of a (i) 360-day year consisting of twelve 30-day months or (ii) 365-day year.

37. The proceeds of the Contract with respect to the Eligible Investment have been fully disbursed and the related Obligor has no additional right to further fundings thereunder.

38. None of the proceeds of the Contract with respect to the Eligible Investment were used to finance single-premium credit life insurance policies.

39. The Contractor with respect to the Eligible Investment is (i) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Property is located, and (ii) either (A) organized under the laws of such state, (B) qualified to do business in such state, (C) a federal and savings loan association, savings bank or national bank having a principal office in such state, or (D) not doing business in such state.

40. The Contract with respect to the Eligible Investment is not subject to any servicing arrangement (with respect to collection or enforcement) or any subservicing arrangement with any Person other than Servicer, nor are any servicing rights relating to such Contract subject to any lien or negative pledge in favor of any Person.

41. With respect to the Contract for the Eligible Investment, Sourcer has contacted directory assistance or otherwise verified that the Obligor’s phone number which was submitted on the loan application is true and correct in all respects.

42. With respect to the Contract for the Eligible Investment, Sourcer has a recording of the Obligor’s consent to the terms and conditions of such Contract, which verifies and confirms with such Obligor each of the specific matters described in the Credit Policy, and such tape recording is on file at Sourcer.

43. With respect to the Contract for the Eligible Investment, a welcome letter which reiterates the material terms of such Contract and contains a set of temporary payment coupons, a quality control inspection report and a copy of Sourcer’s privacy and protection policy, has been delivered to the Obligor.

Schedule 1-5

44. With respect to the Contract for the Eligible Investment, Sourcer shall have received a Completion Certificate, signed by both the related Obligor and Contractor.

45. The Obligor related to the Contract for the Eligible Investment has been directed to make payments to the Lockbox Account.

46. If the Contract with respect to the Eligible Investment provides for Collateral securing such Eligible Investment, such Contract contains language by which the related Obligor grants a security interest to the Contractor in such Collateral.

47. If the Contract with respect to the Eligible Investment is a Mortgage Contract, upon default by the Obligor on such Contract and foreclosure on, or trustee’s sale of, the Mortgaged Property pursuant to the proper procedures, the holder of such Contract will be able to deliver good and merchantable title to the Mortgaged Property (subject to only those exceptions to title as are generally acceptable to home equity mortgage lending institutions, and such other exceptions to which similar properties are commonly subject and which do not individually, or in the aggregate, materially and adversely affect the benefits of the security intended to be provided by such Contract).

48. If the Contract with respect to the Eligible Investment is a Mortgage Contract, the Mortgage related to such Mortgage Contract creates a valid, subsisting and enforceable first, second, third or fourth priority lien (as applicable) on the related Mortgaged Property and the lien created thereby has been or will be duly recorded.

49. If the Contract with respect to the Eligible Investment is a Mortgage Contract, all costs, fees and expenses incurred in making, closing and recording the Mortgage related to such Mortgage Contract have been or will be paid and such Obligor is not entitled to any refund of any amounts paid or due to Sourcer or the related Contractor pursuant to the Mortgage.

50. If the Contract with respect to the Eligible Investment is a Mortgage Contract, the Mortgage related to such Mortgage Contract is in a form generally acceptable in the secondary market for comparable home improvement loans.

51. If the Contract with respect to the Eligible Investment is a Mortgage Contract, in the event the Mortgage related to such Mortgage Contract constitutes a deed of trust, a trustee, duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the Mortgage; and no fees or expenses are or will become payable by the holder of the Mortgage to the trustee under the deed of trust, except in connection with a trustee’s sale after default by the Obligor.

52. If the Contract with respect to the Eligible Investment is a Mortgage Contract, no document relating to such Contract provides for any contingent or additional interest in the form of participation in the cash flow of the Mortgaged Property or a sharing in the appreciation of the value of the Mortgaged Property.

53. If the residential dwelling on the Property is a condominium unit or a planned unit

Schedule 1-6

development, such condominium or planned unit development meets the eligibility requirements of the Credit Policy with respect to condominiums and planned unit developments, set forth in the Credit Policy.

54. If the Contract with respect to the Eligible Investment is a Mortgage Contract, the Mortgage related to such Contract contains an enforceable provision for the acceleration of the payment of the unpaid principal balance of the Contract in the event that the Mortgaged Property is sold or transferred with the prior written consent of the mortgagee thereunder.

55. With respect to the Contract for the Eligible Investment, no amounts are owed to any Contractor by Sourcer or its Affiliates.

56. Neither Sourcer, the related Contractor or any of their Affiliates have made any payments on behalf of the Obligor related to such Contract.

57. With respect to the Contract for the Eligible Investment, a telephone interview has been conducted to independently confirm that (i) the project financed by the applicable Eligible Investment has been fully completed, (ii) the quality of work of such project is satisfactory to the Obligor and (iii) the funds extended to such Obligor pursuant to the Eligible Investment were fully applied in respect of amounts due for the applicable project.

58. The information pertaining to the Contract with respect to the Eligible Investment set forth in the Eligible Investment Summary is true and correct in all material respects.

59. If Sourcer has provided Sourcer Accommodation Funding with respect to the Eligible Investment, the consideration paid to the Contractor for such Eligible Investment constitutes good and valuable consideration, such payment has been made in full, such amount was applied solely in respect of amounts due for the applicable Eligible Investment and there are no amounts that remain outstanding with respect to such Eligible Investment. If so requested by Owner, Sourcer shall provide written evidence that full payment was made to the applicable Contractor with respect to any such Sourcer Accommodation Funding.

60. If Sourcer has provided Sourcer Accommodation Funding with respect to the Eligible Investment, such exchange between Contractor and Sourcer represents an arms length transaction.

Schedule 1-7

EXHIBIT A

FORM OF CONFIRMATION

A.	INVESTMENT DESCRIPTION:

B.	INVESTMENT POOL:

C.	INITIAL VALUE DETERMINATION:

D.	EFFECTIVE DATE

EXECUTED BY:

Exhibit A

EXHIBIT B

FORM OF CONTRACTOR SALE AGREEMENT

[See Following Pages]

Exhibit B

EXHIBIT C

CREDIT POLICY

[See Following Pages]

Exhibit C

EXHIBIT D

FORM OF ELIGIBLE INVESTMENT SUMMARY

[See Following Page]

Exhibit D

(EXHIBIT E

FORM OF MORTGAGE CONTRACT

[See Following Pages]

Exhibit E

EXHIBIT F

FORM OF NON-MORTGAGE CONTRACT

[See Following Pages]

Exhibit F

EXHIBIT G

SERVICING POLICY

[See Following Pages]

Exhibit G

EXHIBIT H

MAXIMUM CUMULATIVE LOSS RATES

Investment Year*	Maximum Cumulative Loss Rate
1	2.50%
2	3.00%
3	3.50%
4	4.00%
5	4.50%

*	For purposes of this Exhibit C, the Investment Year to which Investments are designated shall be deemed Investment Year 1, the following Investment Year shall be deemed Investment Year 2 and so forth.

Exhibit H

EXHIBIT I

FORM OF MONTHLY SERVICER REPORT

[See Following Page]

Exhibit I

EXHIBIT J

FUNDING MECHANICS

1.	Upon Sourcer’s receipt of an application from an Eligible Contractor, Sourcer shall underwrite the applicant in accordance with (i) the Credit Policy and (ii) without duplication, the representations and warranties stipulated on Schedule 1 of the Sourcing and Servicing Agreement;

2.	Sourcer provides an offer to such Eligible Contractor under an existing Contractor Sale Agreement in the form of a commitment letter delivered to such Eligible Contractor (all such commitment letters shall remain accessible (electronically or otherwise) to Owner, and to Owner Participant, on a real time basis) at all times. Funding under the commitment letter shall be contingent upon certain requirements and stipulations, including but not limited to the receipt by Sourcer of a fully executed Completion Certificate;

3.	The Eligible Contractor completes the home improvement work and remits all requisite Investment Documents, Investment Files, and any other related documentation to the Sourcer for funding/purchase;

4.	Sourcer shall establish an advance account (the “Advance Account”), which shall only be used to advance funds to the contractors with respect to any Sourcer Accommodation Fundings, while the collateral, the Investment Documents and the Investment Files are forwarded and reviewed by the Custodian (initially US Bank (aka Collateral Agent)) on behalf of the Owner. Using the Advance Account, the Sourcer may advance the Contract purchase amount to the Eligible Contractor subject always to the terms and conditions set forth in the Sourcing and Servicing Agreement as well as the representations and warranties stipulated on Schedule 1 thereof;

5.	Simultaneously, the Sourcer delivers all Investment Documents, Investment Files, and any other related documentation to Custodian and sends an Eligible Investment Summary and a data tape to the Owner or its designee (which initially shall be Owner Participant);

6.	US Bank shall review the documentation, shall issue a collateral certificate and an exception report to Owner (with a copy to Owner Participant);

7.	After review of the Eligible Investment Summary, the data mapping and upon satisfaction of all exceptions by Owner or its designee (which initially shall be Owner Participant), the Owner shall pay or cause to be paid, including pursuant to funding arrangements among Owner, Owner Participant, and any lender providing financing to Owner (which shall in any event be satisfactory to Owner Trustee), (i) to the Sourcer’s Advance Account, the purchase price of each such Investment, and (ii) to the Sourcer’s operating account the agreed upon Sourcing Fee;

8.	Owner shall use commercially reasonable efforts (which may be accomplished pursuant to funding arrangements among Owner, Owner Participant, and any lender providing financing to Owner, in any event satisfactory to Owner Trustee) to fund amounts due

Exhibit J

pursuant to paragraph 7 above three times per week (provided that fewer fundings may be made in weeks that, due to holidays, contain less than five Business Days).

9.	Owner shall establish one or more lockbox accounts (initially with Frost Bank) and a collection account with US Bank to collect all payments made against all purchased Investments. The Frost Bank lockbox accounts will sweep into the collection account on a daily basis; and

10.	Servicer shall perform a monthly “true up” on or about the 10th of each month which shall provide an account of the trust as of previous month-end, as well as disburse all applicable fees (to the extent not already disbursed).

Exhibit J

EXHIBIT K

PRE-APPROVED ELIGIBLE CONTRACTORS

[To Be Listed]

Exhibit K

EXHIBIT L

FORM OF NON-COMPETITION AGREEMENT

[See Following Pages]

Exhibit L

EXHIBIT M

ORDINARY COURSE SERVICES

[To Be Listed]

Exhibit M